Exhibit 10.25
Purchase and Sale Agreement
between
L.B. Foster Company, a Pennsylvania corporation (as “Seller”)
and
Capital Commercial Investments, Inc., a Texas Corporation (as “Purchaser”)
relating to
63.1931 Acres in Harris County, Texas
DECEMBER 21, 2007

ii

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into as of the 21st day of December, 2007, between L.B. FOSTER COMPANY, a Pennsylvania corporation (the “Seller”) and CAPITAL COMMERCIAL INVESTMENTS, INC. , a Texas corporation (the “Purchaser”).
W I T N E S S E T H:
     In consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:
     1. Sale and Purchase; Purchase Price.
     (a) Seller hereby agrees to sell, convey, and assign to Purchaser and Purchaser hereby agrees to purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, (i) good, indefeasible and insurable title in fee simple to (A) that certain tract or parcel of land in Harris County, Texas, consisting of 63.1931 acres, more or less, more particularly described on Exhibit A attached hereto and by reference incorporated herein, together with any and all (if any) mineral rights, water rights and all other rights and interests appurtenant thereto, including all of Seller’s right, title, and interest in and to adjacent streets, alleys, easements, rights-of-way and any adjacent and related strips or gores of real estate (the “Land”); and (B) all improvements now existing on the Land, including the buildings identified as BLD 5, BLD 7 and BLD 29 in Exhibit B, Item 20, all buried potable water lines, buried sanitary sewer lines, primary electric power supply lines, electric power distribution lines (but excluding all electrical switch gear, and all electrical devices, interconnecting electrical wiring and wiring accessories beyond the supply side of the electrical switch gear), buried gas supply lines, roadways, drainage system surface inlets, and buried drainage system lines (collectively, the “Improvements”); (ii) to the extent assignable, conveyable or transferable, any and all (if any) of Seller’s right, title and interest in or to permits; development rights; zoning rights; potable water taps, service, capital recovery fees and capacity allocated or reserved thereto; sanitary sewer taps, service, capital recovery fees and wastewater discharge capacity allocated or reserved thereto, except expressly excluding all such rights and interest relating to the Land and Seller’s Wastewater Capacity Reservation, as hereafter defined and addressed in Section 21(b); all other utility or similar rights allocated or related to the Land or reserved thereto (collectively, the “Existing Rights”). The Land, Improvements and Existing Rights are hereinafter collectively referred to as the “Property”). Anything to the contrary notwithstanding, the Property excludes all of Seller’s (y) personal property including equipment, inventory and other goods located on the Property and fixtures located on the Leased Premises (as hereafter defined in Section 21(a)) (collectively the “Seller’s Personal Property”) and (z) Seller’s Wastewater Capacity Reservation (as hereafter defined in Section 21(b)), except as otherwise expressly provided in Section 21 below.

     (b) The Property will be conveyed, assigned, and transferred to Purchaser at the Closing (hereinafter defined) free and clear of all liens, claims, easements and encumbrances whatsoever except for the Permitted Exceptions as defined in Section 2(b) below.
     (c) The price (“Purchase Price”) for which Seller agrees to sell and convey the Property to Purchaser, and which the Purchaser agrees to pay to Seller, is Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00), subject to adjustments as provided such sum will be adjusted as provided in Section 5(c) below.
     (d) At the Closing, the Purchase Price will be paid by wire transfer of immediately available funds.
     2. Title Report and Survey.
     (a) Within fifteen (15) days after the Effective Date (defined below), Seller, at its sole cost and expense, will deliver or cause to be delivered to Purchaser the following:
     (1) Commitment for Title Insurance (the “Title Commitment”) from LandAmerica Charter Title Company, 717 Texas Avenue, Suite 1700, Houston, Texas 77002, Attention: Garry Carr (the “Title Company”), setting forth the status of title to the Property and, subject to standard exceptions, showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and any other similar matters affecting the Property or Seller’s title thereto; and
     (2) Copies of all documents referred to in the Title Commitment that are available to the Title Company, including but not limited to deeds, lien instruments, plats, encumbrances, reservations, restrictions and easements.
     (b) Seller has made available to Purchaser Seller’s most recent survey of the Property or portion thereof. Purchaser agrees that it will be responsible, at its cost and expense, for ordering and securing a new survey or update of any existing survey and a certified metes and bounds description of the Property, the Leased Premises identified in Exhibit C and, prior to Closing, any revised Leased Premises approved by Purchaser and Seller (the “Survey”). Such Survey must be reasonably acceptable to Seller, and the Title Company and must be delivered to Seller and the Title Company not later than thirty (30) days after the Effective Date. For purposes of the property description to be included in the Deed (as defined below) to be delivered pursuant to Section 5(b)(2)(a) hereof, the field notes and certified metes and bounds description of the Property prepared by the surveyor will control any conflicts or inconsistencies with the description of the Property in Section 1(a) hereof, and such field notes and description will be incorporated in this Agreement upon their completion and approval by Seller. In addition, the initial updated or new Survey shall delineate the location of the Leased Premises described in Exhibit C hereto, and any modification of the Leased Premises approved by Purchaser and Seller prior to Closing shall be reflected on a subsequent update of the Survey. Seller agrees that it will reimburse Purchaser upon the Closing for Purchaser’s cost of the Survey up to a maximum of $5,000.00.
     (c) Purchaser will have until fifteen (15) days from Purchaser’s receipt of the Title Commitment (accompanied by legible copies of the instruments listed as title exceptions that are available to the Title Company) within which to object in writing to any items affecting title to the Property which are disclosed by such Title Commitment (the “Encumbrances”). If, during said 15-day period, Purchaser gives Seller written notice of any objections to such Encumbrances (the “Title Objections”), then Seller will have a period of ten (10) days thereafter within which to cure all such Title Objections; provided that Seller shall have no obligation to cure any such Title Objections. If any revised Title Commitment or the Survey, or any amendment to the Title Commitment or the Survey discloses any leases, liens, easements, reservations, restrictions, or other exceptions or encumbrances to Seller’s title or the Property in addition to those items previously disclosed by the Title Commitment, Seller’s existing survey or the Survey (such new encumbrances being herein referred to as the “New Encumbrances”), then Purchaser shall have a period of five (5) business days within which to object to any such New Encumbrances, and Seller will have a period of ten (10) days to cure (but shall have no obligation to cure) Purchaser’s new Title Objections after receipt of written notice thereof from Purchaser; provided that if Purchaser fails to notify Seller in writing of its objection to any such New Encumbrances within five (5) business days after Purchaser’s receipt of the respective revised Title Commitment, Survey, amendment to the Title Commitment or amendment to the Survey or otherwise first receiving written notice of any such New Encumbrance, Purchaser shall be deemed to have waived any objections thereto, in which event any such New Encumbrances shall be deemed to be Permitted Exceptions. Any Encumbrances or New Encumbrances disclosed by the Title Commitment, Seller’s existing survey or the Survey, or any amendment or revision thereof, and not timely objected to by Purchaser in writing will not constitute Title Objections but will be deemed “Permitted Exceptions” for the purposes of this Agreement. This subparagraph is subject to the provisions of Section 21(a) and (c) below.
     (d) Unless all Encumbrances and New Encumbrances objected to by Purchaser in accordance with Section 2(c) above are cured by Seller within the applicable 10-day period, then Purchaser will have the right to either:
     (1) waive any remaining objections, which will become Permitted Exceptions, and proceed to close the transaction covered hereby in accordance with the other terms and provisions hereof, without reduction of the Purchase Price; or
     (2) terminate this Agreement, in which event Purchaser will be entitled to a return of the Earnest Money (less the independent consideration) and both parties will be released from any further obligations hereunder, except as otherwise provided herein.

  If Purchaser fails to expressly elect either of the above options within five (5) days following the end of Seller’s applicable 10-day cure period, Purchaser will be deemed to have elected to purchase the Property subject to the Encumbrances and New Encumbrances not removed or cured, which will become Permitted Exceptions.
     3. Earnest Money.
     (a) The sum of Fifty Thousand Dollars ($50,000.00) in cash will be deposited with the Title Company as Initial Earnest Money (herein so called, which term will include all interest earned thereon) within three (3) business day after the date Purchaser is notified by the Title Company that Seller has executed this Agreement and delivered an executed original to the Title Company, to be held by the Title Company in an insured interest-bearing account at a financial institution reasonably acceptable to Purchaser.
     (b) Unless Purchaser has terminated this Agreement on or before the end of the Review Period in accordance with the provisions of Section 4(c), within three (3) business days after the expiration of the Review Period, Purchaser will deposit with the Title Company the additional amount of One Hundred Thousand Dollars ($100,000.00) by a certified check or wire transfer of immediately available funds as Additional Earnest Money (herein so called, which term will include all interest earned thereon). The Initial Earnest Money and Additional Earnest Money are collectively referred to herein as the “Earnest Money.”
     (c) All Earnest Money will be held by the Title Company in escrow and be paid or applied in accordance with the terms of this Agreement. At Closing, the Earnest Money will be disbursed by the Title Company to Seller as part of the Purchase Price.
     (d) Failure of Purchaser to deposit the Initial Earnest Money or the Additional Earnest Money by the date or dates specified herein will be a default by the Purchaser under this Agreement and will entitle the Seller to terminate this Agreement, and neither Seller nor Purchaser will have any further rights or obligations under this Agreement except as provided herein.
     4. Review Period.
     (a) Purchaser will have a period of Forty Five (45) days commencing on the Effective Date (the “Review Period”) in which to review, test, inspect and investigate the Property to determine whether the Property is suitable for Purchaser’s intended use.
     (b) During the Review Period, and at all reasonable times prior to the earlier to occur of Closing or the termination of this Agreement, Purchaser, its employees, agents and contractors will have the right to enter onto the Property to conduct soil tests, environmental reviews and audits, market and feasibility studies, and other tests, inspections and investigations that Purchaser deems appropriate (individually and collectively, “Purchaser’s Investigations”) and Seller agrees to cooperate with all reasonable requests of Purchaser for assistance in connection therewith; provided, however, that Seller will have no obligation to incur any cost or expense in connection therewith. All such persons entering the Property on behalf of Purchaser must comply with all of Seller’s safety procedures and requirements. Purchaser will give at least two business days’ written notice to Seller prior to each such entry by or on behalf of Purchaser onto the Property if such entry involves any invasive tests or investigations of the Property such as core sampling or environmental testing and one business day’s notice prior to all such other entries. Purchaser agrees that it will repair any damage that it, its employees, independent contractors or agents cause to the Property so as to restore the Property to the condition that it was in prior to conducting any such tests. Purchaser hereby indemnifies and holds Seller harmless from any and all liability for property damage and personal injuries arising out of the activities of Purchaser or its contractors, agents, or employees in the conduct of any such inspections, investigations and tests and, at Seller’s request, must provide evidence of liability insurance naming Seller as additional insured or other evidence reasonably acceptable to Seller that Purchaser has sufficient insurance and/or net worth in order to support such indemnification. The obligations of Purchaser contained in this Section 4(b) will survive Closing or termination of this Agreement.
     (c) If Purchaser, in its sole judgment, determines that it does not wish to purchase the Property for any reason or no reason whatsoever, then Purchaser will give Seller written notice of its election not to purchase the Property prior to the expiration of the Review Period, which notice will expressly state that Purchaser elects to terminate this Agreement pursuant to the provisions of this Section 4. If this notice is given, then neither Seller nor Purchaser will have any further obligations or rights under this Agreement except as provided herein and Purchaser will be entitled to a refund of the Earnest Money (less $100.00 which is independent consideration for Purchaser’s opportunity to review the Property and which in all events will be payable to Seller). In the event that Purchaser does not give Seller the notice required herein prior to the expiration of the Review Period, then (i) this Agreement will continue in full force and effect for all purposes; (ii) Purchaser’s right to terminate this Agreement except as otherwise specifically provided herein will be deemed to have expired; and (iii) the entirety of the Earnest Money will be fully at risk, subject only to Seller Default (as defined below under Section 7(c) of this Agreement).
     (d) In addition to the foregoing, Purchaser agrees that, in the event this Agreement is terminated in accordance with the provisions of this Section 4, or if the Closing does not occur for any reason other than a Seller Default, Purchaser will provide Seller, without warranty or representation, with copies of the results of any and all of Purchaser’s Investigations conducted or prepared by or on behalf of Purchaser prior to termination. Notwithstanding the preceding sentence, Purchaser shall have no obligation to provide Seller with copies of its market analysis, marketing plans, sales forecasts, proforma financial statements, or financing plans. The parties intend that Purchaser’s obligation to share with Seller the results of any Purchaser’s Investigations, and the monetary compensation described in Section 4(c) is sufficient consideration for the opportunity to review the Property as described in this Section 4. Purchaser makes no representation or warranty with regard to the accuracy or completeness of such matters and Purchaser shall have no liability for reliance thereon. The obligations of Purchaser under this Section 4(d) hereof will survive the Closing or termination of this Agreement.

     (e) Seller has previously provided Purchaser, without warranty or representation, copies of the Diligence Documents (herein so called) described on Exhibit B. Seller has provided such Diligence Documents as a convenience to Purchaser and not as an inducement to Purchaser to proceed with the purchase of the Property; and Seller, the authors and the companies issuing any Diligence Document make no representation or warranty, shall have no liability for reliance thereon, and will have no liability or responsibility to Purchaser relating to the completeness, facts, opinions, errors, accuracy, omissions or recommendations, if any, made in such Diligence Documents. Purchaser will be responsible for verification or further study relating to any facts, opinions or recommendations contained therein.
     5. Closing.
     (a) The closing (“Closing”) of the sale of the Property by Seller to Purchaser will occur at 10 a.m., Houston time, at the offices of the Title Company on the fifteenth (15th) calendar day after the expiration of the Review Period or the first business day thereafter if such date falls on a Saturday, Sunday or federal holiday (the “Closing Date”); provided that Purchaser will have the right, subject to approval of Seller, upon ten (10) days advance written notice to Seller, to accelerate the Closing to an earlier business day selected by Purchaser.
     (b) At the Closing, the following (each of which are mutually concurrent conditions) will occur:
     (1) Purchaser will deliver to Seller the following:
     (a) the Purchase Price as described in Section 1(c) hereof, adjusted as provided for in Section 5(c) below, by wire transfer of immediately available funds;
     (b) a fully executed counterpart of the Lease (as defined below); and
     (c) such other documents, certificates, instruments or agreements as are reasonably required by the Seller, Purchaser or the Title Company or are customary for the closing of real estate transactions in Harris County, Texas.
     (2) Seller, at its sole cost and expense, will deliver or cause to be delivered to Purchaser the following:
     (a) a Special Warranty Deed (“Deed”), fully executed and acknowledged by Seller, in recordable form and legally sufficient to convey the Land and Improvements to Purchaser, subject only to the Permitted Exceptions;
     (b) A blanket conveyance, bill of sale and general assignment, without warranty or representation and fully executed and acknowledged by Seller, in form reasonably acceptable to Seller and Purchaser and legally sufficient to assign, convey or transfer any and all (if any) of Seller’s right, title and interest in and to the Existing Rights to Purchaser;
     (c) a fully executed counterpart of the Lease;
     (d) a certificate in a form acceptable the Title Company stating that Seller is a United States taxpayer and is not a foreign estate or trust or any other foreign entity or person in accordance with applicable law and the regulations of the Internal Revenue Code of 1986, as amended;
     (e) evidence reasonably satisfactory to the Title Company that Seller and the persons acting on behalf of Seller are fully authorized and have the capacity to consummate the transaction contemplated by this Agreement, which evidence will include (but not necessarily be limited to) copies of the resolutions of the board of directors of Seller authorizing the performance by Seller of this Agreement and the execution and delivery of the documents required hereby, certified as true, correct and complete by the secretary of Seller, together with an incumbency certificate for each person executing documents on behalf of Seller with original specimen signatures for such persons;
     (f) an Owner Policy of Title Insurance (the “Owner Policy”) in the amount of the Purchase Price issued by the Title Company insuring that Purchaser is the owner of the Property subject only to any Permitted Exceptions and the standard printed exceptions included in a Texas standard form Owner Policy of Title Insurance. Purchaser will be responsible for the increase in premium attributable to the deletion or modification of the “area and boundaries” exception in the Owner Policy, if Purchaser elects to have the Owner Policy issued without such exception, and for the cost of any endorsements to the Owner Policy;
     (g) any bills paid affidavit reasonably requested by the Title Company;
     (h) a written statement by Seller that all of the representations made by Seller in Section 9 remain true, correct and complete in all material respects; and
     (i) such other documents, certificates, instruments or agreements as are reasonably required by the Seller, Purchaser or the Title Company or are customary for the closing of real estate transactions in Harris County, Texas.
     (c) All ad valorem taxes and payments due in lieu thereof will be prorated as of the Closing Date, Seller being charged and credited for all of the same up to such date and Purchaser being charged and credited for all of the same on and after such date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations will be made on the basis of charges and taxes assessed for the prior calendar year, and thereafter, when actual figures for the year of Closing are received, a cash settlement will be made between Seller and Purchaser.
     (d) Each party hereto will execute all such further instruments and documents reasonably necessary to consummate this transaction and all such documents as are reasonably required by the Title Company with regard to this transaction.
     (e) Seller agrees to pay the legal fees of the attorneys representing Seller in the transaction covered by this Agreement, and Purchaser agrees to pay the legal fees of the attorneys representing Purchaser in the transaction covered by this Agreement. Any escrow fees charged by the Title Company will be divided equally between Seller and Purchaser, and any costs or fees not specifically covered by this Agreement will be borne in the same manner as is customary in Harris County, Texas, in connection with the sale of real estate of the type covered by this Agreement. In the event either party hereto institutes legal action against the other party under or with respect to this Agreement (including suit for the recovery of the Earnest Money), the party who prevails in such action will be entitled to recover from the other party all court costs and reasonable attorneys’ fees incurred in connection therewith.
     (f) Upon completion of Closing, Seller will deliver to Purchaser possession of the Property, free and clear of all tenancies of every kind and parties in possession, except as to rights under the Permitted Exceptions.
     (g) Conditions Precedent to Purchaser’s Performance. The obligation of Purchaser to close the transaction described in this Agreement shall be subject to the following conditions precedent:
     (1) All of Seller’s representations and warranties set forth in this Agreement shall be true and correct as of the Effective Date and on the Closing Date;
     (2) There shall be no change in the matters reflected on the Title Commitment, revised Title Commitment, amendment to the Title Commitment, Survey or amendment to the Survey from those matters appearing therein on the date thereof which has not been approved, or deemed approved by Purchaser, and no Encumbrance shall affect the Property except the Permitted Exceptions;
     (3) Seller shall have duly performed or complied with, in all material respects, all covenants, acts and agreements to be performed or complied with by Seller on or prior to the Closing Date; and
     (4) The environmental condition of the Property shall be substantially similar to that existing as of the date of expiration of the Review Period.
          In the event that any of the conditions described in subsections (1) through (4) above are not satisfied or waived in writing by Purchaser on or prior to Closing, Purchaser may terminate this Agreement by delivery of a written termination notice to

Seller on or prior to the Closing Date specifying the condition which has not been satisfied, in which event the Earnest Money shall be immediately returned to Purchaser free of claims by Seller, and Purchaser and Seller shall have no further rights or obligations under this Agreement other than such rights or obligations which expressly survive termination.
     6. Commissions. Seller acknowledges that it has agreed to pay a brokerage commission to Michael Hill Properties (“Broker”) pursuant to a separate written brokerage agreement with Broker. If Purchaser is using its own agent or broker, Purchaser will be solely responsible for paying any commission due to such agent or broker unless Broker has expressly agreed in writing to share its commission with such agent or broker. The commission due from Seller will be payable only in the event of the actual consummation of the purchase and sale of the Property as provided herein. Seller hereby agrees to defend, indemnify, and hold harmless Purchaser, and Purchaser hereby agrees to defend, indemnify, and hold harmless Seller, from and against any claim by third parties for any brokerage, commission, finders or other fees relative to this Agreement or the sale of the Property, and any court costs, attorneys’ fees or other costs or expenses arising therefrom, and alleged to be due by authorization of the indemnifying party. The provisions of this Section 6 will survive the Closing.
     7. Remedies.
     (a) Purchaser will be in default of its obligations hereunder if (i) Purchaser refuses to consummate the purchase of the Property pursuant to this Agreement for any reason, other than (y) Purchaser’s termination of this Agreement pursuant to a right expressly granted herein to Purchaser to do so, or (z) by reason of a Seller Default, or (ii) Purchaser fails to make a deposit of the Initial Earnest Money or the Additional Earnest Money within the respective time periods set forth herein (“Purchaser Default”). Upon the occurrence of a Purchaser Default, Seller will have as its sole and exclusive remedy the right to terminate this Agreement, by giving Purchaser written notice thereof, whereupon Seller will be entitled to receive the Earnest Money then on deposit (or, in the event of the failure of the Purchaser to make a required deposit of the Initial Earnest Money or the Additional Earnest Money, the Initial Earnest Money and Additional Earnest Money that should then be on deposit pursuant to the terms of this Agreement) as liquidated damages (and not as a penalty) for the breach of this Agreement by Purchaser (in which event both parties will be released from any further obligations hereunder, except as otherwise expressly provided herein). In this regard, it is stipulated that the actual amount of any such damages would be difficult if not impossible to determine because of the uncertainties of the real estate market and fluctuating property values and differences of opinion with reference to such matters and that such Earnest Money is a reasonable estimate by the parties hereto of the damages which Seller will incur in the event of a default hereunder by Purchaser should Seller elect to terminate this Agreement as provided above. Nothing in this paragraph is intended to limit Seller’s rights to indemnification under the express terms of this Agreement.
     (b) If Purchaser terminates this Agreement pursuant to a right granted to Purchaser hereunder to do so, then neither party hereto will have any further rights, duties, or obligations hereunder, except as otherwise provided herein, and the Earnest

Money (less the independent consideration) will be returned to Purchaser, free of any claims by Seller with respect thereto, unless this Agreement provides that the Earnest Money is to be delivered to Seller.
     (c) If Seller fails or is unable to perform any of its obligations or agreements hereunder either prior to or at Closing, or if any of Seller’s representations or warranties made hereunder are false or misleading in any material respect, Purchaser will be entitled to declare a default by Seller under this Agreement but only after giving Seller written notice specifying the nature of the alleged default, whereupon Seller will have ten (10) days from receipt of such notice to cure such default. If Seller fails to cure such default within the 10-day period, then a “Seller Default” under this Agreement will be deemed to have occurred. Upon the occurrence of a Seller Default, Purchaser, as its sole and exclusive remedy, may either (i) terminate this Agreement, in which event the Earnest Money (less the independent consideration) will be returned to Purchaser and both parties will be released from any further obligations hereunder except as otherwise expressly provided herein, or (ii) enforce specific performance hereof. In order to enforce specific performance hereof, Purchaser, as conditions precedent to the pursuit of any such action for specific performance, (x) must file suit not later than sixty (60) days following the scheduled Closing Date, (y) must leave the Earnest Money then on deposit with the Title Company for the duration of the action, and (z) must tender to the registry of the court under whose jurisdiction such suit has been filed the sum of $1,000,000.00 to secure Purchaser’s obligations under any such action for specific performance. If any one of such conditions precedent is not met or satisfied as provided herein, then Purchaser will be deemed to have waived its right to enforce specific performance.
     (d) In the event either party hereto becomes entitled to receive the Earnest Money as provided in this Agreement, Seller and Purchaser covenant and agree to promptly execute and deliver, upon request, such releases, instructions or other documents as may be required by the Title Company to allow payment of the Earnest Money to the party entitled thereto.
     8. Taking Prior to Closing.
     (a) If, prior to Closing, any proceeding should be commenced for the taking in condemnation or under the power of eminent domain or any threat thereof is made by a condemning authority, or offer made in lieu of condemnation or eminent domain of any portion of the Property is made (a “Condemnation Proceeding”), Seller will promptly give Purchaser written notice of and full information concerning such Condemnation Proceeding to Purchaser and will thereafter keep Purchaser fully informed concerning such matters. For a period of ten (10) days following written notice from Seller to Purchaser of such Condemnation Proceeding, Purchaser will have the option to terminate this Agreement or to proceed with the Closing by delivering notice of such election in writing to Seller. If Purchaser elects to terminate this Agreement, all rights, duties, obligations and liabilities created hereunder will cease (except as otherwise provided herein) and the Earnest Money (other than the independent consideration) will be promptly refunded to Purchaser. If Purchaser fails to make either election within such 10-day period, Purchaser will be deemed to have elected to proceed to Closing.

     (b) If the Property is purchased by Purchaser while a Condemnation Proceeding is pending and Purchaser has not elected to terminate this Agreement pursuant hereto, then Purchaser will be substituted for Seller as a defendant in such Condemnation Proceeding. In the event a Condemnation Proceeding is concluded while Seller is still the owner of the Property and Seller receives the condemnation award or payment in lieu thereof, then the Purchase Price will be reduced by the amount of such condemnation award or payment in lieu thereof, and the description of the Property will be appropriately modified to reflect the taking in condemnation. If Seller has not received the condemnation award or payment in lieu thereof at the time of Closing, then the Purchase Price will remain unchanged, and Seller will assign to Purchaser all of the right, title and interest of Seller in and to such condemnation award or payment in lieu thereof. Unless Purchaser terminates this Agreement, Seller will not settle or compromise any award nor make a conveyance in lieu of condemnation without Purchaser’s prior written consent.
     (c) Seller agrees that Purchaser will have the right, at its expense, to participate and assist Seller in any Condemnation Proceeding.
     9. Representations, Warranties and Covenants of Seller.
     (a) In order to induce Purchaser to enter into this Agreement, Seller represents and warrants that the following shall be true and correct as of the Effective Date and on the Closing Date:
     (1) Seller is a corporation, duly organized, validly existing under the laws of the State of Pennsylvania. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto;
     (2) This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law;

     (3) Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally;
     (4) Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing; and
     (5) To Seller’s knowledge, and except as otherwise disclosed in the Diligence Documents, Seller has received no written notice during the past three (3) years from any governmental authority (a) pertaining to any litigation or proceeding, special assessments or any condemnation action which is pending or threatened against or relating to any of the Property, or (b) notifying Seller that (i) the Property is not in compliance with all applicable laws, ordinances, regulations, statutes, rules, and restrictions relating to the Property, or (ii) all or some portion of the Land and the Improvements is in material violation of any environmental laws.
     References in this Agreement to the “knowledge” of Seller shall refer only to the current actual knowledge (as opposed to constructive, deemed or imputed knowledge) of Steve Hart and David Voltz, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other trustee, officer, agent, manager, representative or employee of Seller, or any affiliate thereof, or to impose upon Steve Hart or David Voltz any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains; provided that Seller also represents and warrants that Steve Hart and David Voltz have actual personal knowledge of the ownership of the Property, and Steve Hart is actively involved in and has personal knowledge of the operation of the Property.
     (b) Except as expressly set forth in this Section 9, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever, whether express or implied, statutorily or otherwise, oral or written, past, present or future, of, as to, concerning or with respect to: (i) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (ii) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon; (iii) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (iv) the habitability, merchantability or fitness for a particular purpose of the Property; (v) the presence of any endangered or threatened species on the Property, as well as the suitability of the Property as a habitat for any of those species; or (vi) any other matter with respect to the Property. Without limiting the foregoing, Seller does not make and has not made any representation or warranty regarding the presence or absence of any hazardous or toxic waste, material or substance on, under or about the Property or the compliance or non-compliance of the Property with any and all federal, state or local environmental laws, ordinances, regulations, orders, decrees or rules regulating, relating to or imposing liability or standards of conduct concerning any hazardous or toxic waste, material or substance.
     (c) In the event that any representation or warranty of Seller becomes no longer true and correct due to a change that (i) occurs between the Effective Date and Closing, and (ii) is either expressly permitted under the terms of this Agreement or is involuntary or beyond the reasonable control of Seller to prevent, Seller shall notify Purchaser of such change in writing and the state of facts giving rise to the change, and Purchaser shall have the right to either (x) terminate this Agreement by providing written notice to Seller within ten (10) days after Purchaser is notified of such change, in which event the Earnest Money (less the independent consideration) will be returned to Purchaser and both parties will be released from any further obligations hereunder except as otherwise expressly provided herein, or (y) elect to proceed to Closing despite such change, in which event Seller’s representations and warranties shall be deemed modified in accordance with such written notice as of the date thereof (Purchaser’s failure to notify Seller of its election to terminate this Agreement within such ten (10) day period being deemed to be an election to proceed under (y) above). In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from a change described above in this paragraph.
     (d) The occurrence of the Closing will constitute an acknowledgment by Purchaser that the Property was accepted without representation or warranty, statutory, express or implied (except for the special warranties of title set forth in the Deed, and the limited representation and warranty contained in this Section 9 of this Agreement), and otherwise in an “AS IS, WHERE IS, AND WITH ALL FAULTS” condition and Purchaser is electing to purchase the Property based solely on Purchaser’s own evaluation and inspection thereof. The acknowledgment of Purchaser in this Section 9 will survive the Closing and will not be merged therein, and will be contained in the Deed.
     (e) Seller hereby covenants and agrees as follows:
     (1) From and after the Effective Date, Seller shall not make any change to the condition of title to either or both of the Land and the Improvements without Purchaser’s advance written consent, which consent may not be unreasonably withheld. From and after the Effective Date, Seller shall not sell, or assign or create any right, title or interest in, any or all of the Land, the Improvements and any part of either of them, or create any lien, encumbrance or charge thereon, in each case which will not be released on or prior to Closing without the prior written consent of Purchaser, which consent may not be unreasonably withheld;
     (2) From and after the Effective Date and until Closing Seller shall maintain the Land and the Improvements in substantially its current condition

     (normal wear and tear and damage by casualty excepted); shall maintain insurance in such amounts and with such coverages as Seller typically maintains on its similarly situated property; and shall operate and maintain the Land and the Improvements in the ordinary course of Seller’s business. From and after the Effective Date and until Closing, Seller shall not enter into any new contract or agreement with respect to the ownership and operation of the Land and the Improvements which would be binding on Purchaser or the Property after Closing, without Purchaser’s prior written approval (which approval may be withheld in Purchaser’s sole discretion );
     (3) From and after the Effective Date and until Closing, Seller shall not execute and enter into any lease, license or occupancy agreement for all or some portion of the Land and the Improvements which would be binding on Purchaser after Closing; and
     (4) Seller agrees to notify Purchaser in writing within 10 days of Seller’s receipt of any written notices Seller receives from and after the Effective Date concerning the Property that Seller receives from any appraisal districts, taxing authorities or any governmental agency having jurisdiction over the Property relating to any litigation, arbitration or administrative hearing concerning the Property.
     10. Representations and Warranties of Purchaser. In order to induce Seller to enter into this Agreement, Purchaser represents and warrants that the following shall be true and correct as of the Effective Date and on the Closing Date:
     (a) Purchaser is a corporation, duly organized, validly existing under the laws of the State of Texas. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto;
     (b) This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Purchaser, and when so executed, are and shall be legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law;

     (c) Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally;
     (d) Purchaser will retain consultants knowledgeable in the acquisition and ownership of property similar to the Property and will rely upon such consultants and its own inspections, tests, evaluations and investigations and not upon Seller or the Diligence Documents in determining whether to acquire the Property; and
     (e) Based on Purchaser’s review of the Diligence Documents listed on Exhibit B of this Agreement, Purchaser has no knowledge of the existence of any liens against the Property.
     11. Mutual Indemnity. It is the intention of the parties that all aspects of risk of loss and responsibility for the condition of the Property will be borne fully by the Purchaser and that Purchaser will be assuming all liability relating to the Property from and after the Closing. Notwithstanding the foregoing, the parties agree as follows:
     (a) Seller hereby indemnifies and holds Purchaser harmless from and against, and will reimburse Purchaser with respect to, any and all loss, damage, liability, cost or expense, including reasonable attorneys’ fees, suffered or incurred by Purchaser by reason of or with respect to a Seller’s Default based upon the breach of the representation or warranty of Seller set forth in Section 9 hereof.
     (b) Purchaser hereby indemnifies and holds Seller harmless from and against, and will reimburse Seller with respect to, any and all loss, damage, liability, cost or expense, including reasonable attorneys’ fees, suffered or incurred by Seller by reason of or with respect to the breach of the representations or warranties of Purchaser set forth in Section 10 hereof.
The provisions of this Section 11 will survive the Closing.
     12. Notices. Any notice provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to the office of such party; by prepaid telegram or telex; by delivery by Federal Express, UPS or other reputable overnight courier; or by facsimile with electronic confirmation of receipt. Notice given in accordance herewith will be effective upon receipt at the address of the addressee. For purposes of notice, the addresses of the parties are as follows:

If to Seller, to:	L.B. Foster Company 415 Holiday Drive P. O. Box 2806 Pittsburgh, PA 15230 Attention: David L. Voltz Telephone No.: (412) 928-3431 Fax No.: (412) 928-7891

with a copy to:	L.B. Foster Company 415 Holiday Drive P. O. Box 2806 Pittsburgh, PA 15230 Attention: Steven L. Hart Telephone No.: (412) 401-3402 Fax No.: (412) 928-7891

and to:	Andrews Kurth LLP 111 Congress Avenue, Suite 1700 Austin, Texas 78701 Attention: William Dillard Telephone: (512) 320-9314 Fax No.: (512) 542-5237

If to Purchaser, to:	Capital Commercial Investments, Inc. 300 West 6th Street, Suite 1750 Austin, Texas 78701 Attention: Paul D. Agarwal Telephone: (512) 472-6990 Fax No.: (512) 472-7056

with a copy to:	Capital Commercial Investments, Inc. 1900 W. Loop South, Suite 770 Houston, Texas 77027 Attention: Tyndall Yaap Telephone: (713) 335-6505 Fax No.: (713) 335-6506

and to:	Sneed, Vine & Perry, P.C. 901 Congress Austin, Texas 78701 Attn: William D. Brown Telephone: (512) 476-6955 Fax: (512) 476-1825
Either party may designate from time to time, upon ten (10) days’ advance written notice to the other, a different address with respect to notices to be furnished such party.

     13. Assigns. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and assigns. Purchaser may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to an entity created after the Effective Date of this Agreement in which CCI-PDA No. 3, L.P., a Texas limited partnership (“CCI-PDA”) owns at least a five percent (5%) direct interest and for which CCI-PDA has the right to direct the day to day operations, provided Purchaser provides Seller, at least five (5) days before Closing, with a copy of a written assignment agreement between Purchaser and such new entity pursuant to which such new entity shall assume all of Purchaser’s obligations arising from and after such assignment. Notwithstanding the foregoing, Purchaser’s interest in this Agreement will not be assigned to any person or entity other than as expressly permitted above without the express written consent of Seller, and any such assignment made or attempted to be made without Seller’s written consent will be a Purchaser Default. If Purchaser’s interest in this Agreement is assigned, with or without Seller’s written consent, Purchaser will nonetheless remain liable for payment of all sums and performance of all obligations of the Purchaser hereunder. Seller reserves the right to convey the Property and to assign its interest in this Agreement to any person or entity controlled by or under common control with Seller, subject to the rights of the Purchaser under this Agreement. The provisions of this Section 13 will survive the Closing.
     14. Tax-Free Exchange. Each party reserves the right to elect to treat this transaction as part of an exchange described in Section 1031 of the Internal Revenue Code of 1986, as amended. Should either Purchaser or Seller so elect, the other agrees that it will reasonably cooperate in any such effort; provided, however, that in no event will (a) the non-requesting party be obligated to incur any additional expense in connection therewith and (b) the time periods and other terms set forth in this Agreement be altered thereby.
     15. Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property and no modification hereof or subsequent agreement relative to the subject matter hereof will be binding on either party unless reduced to writing and signed by both parties; provided, however, the joinder of any broker referred to in Section 6 hereof to any amendment or modification will not be required.
     16. Time. Time is of the essence with respect to this Agreement and all obligations of the parties hereunder.
     17. Back-up Offers. Seller reserves the right, prior to the Closing Date, to solicit, consider, negotiate and accept one or more offers by third parties to purchase the Property from Seller (and to enter into purchase contracts with such third parties to that end); provided, however, that the rights of any such third parties to purchase the Property will not be effective until after the termination of this Agreement in accordance with its terms.
     18. Abstract or Title Policy. Purchaser acknowledges, at the time of execution of this Agreement, that it has been advised by the brokers handling this transaction and by this Section that Purchaser should have any abstract of title covering the Property examined by an attorney of Purchaser’s own selection or that Purchaser should be furnished with or obtain a policy of title insurance.

     19. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Texas.
     20. Counterparts; Fax Notices. This Agreement may be executed in any number of counterparts, each of which will constitute an original but all of which, taken together, will constitute but one and the same instrument. Notices and documents, including this Agreement, delivered by fax or other form of electronic transmission will be sufficient for purposes of binding the sending party.
     21. Special Conditions.
     (a) Lease. Seller and Purchaser agree that Seller will be entitled to lease back from Purchaser a portion of the Land consisting of approximately 20 acres to be located generally in the northwest portion of the Land (the “Leased Premises”) pursuant to a Commercial Lease Agreement (the “Lease”). The form of the Lease will be substantially in accordance with the terms of the Commercial Lease Agreement attached hereto as Exhibit C. The Leased Premises are described by metes and bounds on Exhibit A attached to the form of the Lease attached hereto as Exhibit C; provided that if, prior to Closing, Purchaser and Seller mutually agree on a description of the Leased Premises that differs from such Exhibit A, then following the approval by Purchaser and Seller of an updated Survey identifying the new location of the Leased Premises and a corresponding metes and bounds description of the Leased Premises prepared by the surveyor, such updated metes and bounds description shall control. The Lease will be deemed to be a Permitted Exception, and Purchaser will not be entitled to object thereto pursuant to the terms of Section 2 hereof.
     (b) Wastewater Capacity Reservation. Seller shall retain ownership of approximately 504,440 gallons per day of unused reserved wastewater capacity as evidenced by documents included among the Diligence Documents (the “Seller’s Wastewater Capacity Reservation”). From and after closing, Purchaser shall be obligated to purchase any and all of its future wastewater capacity needs from Seller at a rate equal to seventy-five percent (75%) of the rate charged from time to time by the wastewater authority providing wastewater service to the Property unless and until Seller’s Wastewater Capacity Reservation is no longer available. Nothing in this paragraph is intended to imply that Seller is or will be obligated to retain any of Seller’s Wastewater Capacity Reservation for the benefit of Purchaser and Seller shall be entitled to dispose of Seller’s Wastewater Capacity Reservation to third parties or retain Seller’s Wastewater Capacity Reservation in Seller’s sole discretion. The provisions of this paragraph will survive the Closing.
     (c) Release and Settlement Agreement. Among the Diligence Documents are the copies of the Release and Settlement Agreement, dated as of July 5, 1984, filed for record under Harris County Clerk’s File No. J592773 (the “Settlement Agreement”). Purchaser acknowledges that the Settlement Agreement is deemed to be a Permitted Exception, and Purchaser will not be entitled to object thereto pursuant to the terms of Section 2 hereof.

     (d) Impact Fees. Purchaser will be responsible for any impact fees, capacity fees, connection or tap fees and other charges related to the development of the Property.
     (e) Platting. Purchaser acknowledges that the City of Houston may require a development plat or a subdivision plat under applicable City of Houston ordinances to develop the Property and that Purchaser will be responsible for submitting and securing approval of any such plat and for any other governmental permits required for the use or development of the Property by the Purchaser. Seller agrees that it will reasonably cooperate with Purchaser in complying with the provisions of this Section 21(e) provided that Seller will not be responsible for incurring any costs in connection therewith.
     (f) Relocation of Seller’s Personal Property. The parties acknowledge that by the time of the Closing, Seller may not have completed the relocation of Seller’s Personal Property from portions of the Property to the Leased Premises. In connection therewith, Seller shall have ninety (90) days to remove any remaining Seller’s Personal Property from portions of the Property not included within the Leased Premises. The provisions of this Section 21(f) will survive the Closing.
     22. Expiration of Offer; Effective Date. The submission of this Agreement for examination is not intended to be, nor will it constitute, an offer to sell the Property, or a reservation of, or option or proposal of any kind for the purchase of the Property. In no event will any draft of this Agreement create an obligation or liability, it being understood that this Agreement will be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto to the Title Company. In the event said executed counterparts of this Agreement are not delivered to the Title Company at or before 5 p.m. on December 21, 2007, this Agreement will be void and have no further force or effect. For purposes of this Agreement, the term “Effective Date” means December 21, 2007. All references herein to a specific number of days will refer to calendar days unless expressly stated otherwise, and if the last day for performance falls on a Saturday, Sunday or state or federal holiday, such period will be extended to the next business day thereafter. The term “business day” will exclude Saturdays, Sundays, state and federal holidays and the Friday after Thanksgiving.
[signature page follows]

     EXECUTED to be effective as of the Effective Date.

SELLER:

L.B. Foster Company, a Pennsylvania corporation

By:	/s/ Stan L. Hasselbusch

Stan L. Hasselbusch President and Chief Executive Officer
Date:	December 21, 2007

PURCHASER:

Capital Commercial Investments, Inc., a Texas corporation

By:

Paul D. Agarwal, President
Date:	December 21, 2007

Attachments:
Exhibit A — Legal Description of the Land
Exhibit B — List of Diligence Documents
Exhibit C — Form of Lease

Exhibit A
Legal Description of the Land
Fieldnotes for 63.1938 acres of land being all of Restricted Reserve “A” of the L.B. Foster Industrial Park, Section Two, a Subdivision of a called 63.2609 acre tract in Houston, Harris County, Texas according to the map or plat thereof recorded under Film Code No. 483106 of the Map Records of Harris County, being out of the Thomas Hubanks Survey, Abstract No. 370, and being further out of and a part of that certain 65.3930 acre tract of land described as Tract 2 in deed to L.B. Foster Company recorded under County Clerk’s File No. H229843 of the Real Property Records of Harris County, said 63.1938 acres of land being more particularly described by metes and bounds as follows:
Beginning at a 1 inch steel pipe found in the East line of the said Thomas Hubanks Survey marking the Northeast corner of the said L.B. Foster Subdivision, the said 65.3930 acres and the herein described tract, said point also being in the West line of the A.G. Holland Survey, Abstract No. 346 and the Northwest corner of Unrestricted Reserve “D”, Block One of Burlington Industrial District, Section Two, the map or plat of same being recorded in Volume 265 Page 69 of the said map records, said point also being in the South line of Burlington North Drive (unimproved), based on a 60.00 foot right-of-way;
Thence, South 01°52’23” East with the East line of the said Hubanks Survey and the said L.B. Foster Industrial Park and the West line of the said A.G. Holland Survey and said Reserve “D” of Burlington Industrial District, Section Two, at 885.00 feet passing the Southwest corner of said Reserve “D” and the Northwest corner of Unrestricted Reserve “C” of Burlington Industrial District, Section 4, the map or plat of same being recorded in Volume 281 Page 36 of the said map records and continuing with the West line of said Reserve “C” in all, a total distance of 1428.18 feet (called 1429.29 feet in Film Code No. 483106 Map Records of Harris County) to a 5/8 inch steel rod set for the Southeast corner of the said L.B. Foster Industrial Park and the herein described tract, said point also being the Northeast corner of Lot 4 Block 19 of Cole Creek Manor, Section Three, the map or plat of same being recorded in Volume 107 Page 60 of the said map records;
Thence, with the South line of the said L.B. Foster Industrial Park and the North line of said Block 19 of said Cole Creek Manor, North 79°44’43” West 249.52 feet to a 5/8 inch steel rod set at an inside ell corner;
Thence, South 34°19’58” West 280.00 feet with a Southeasterly line of the said L.B. Foster Industrial Park and the Northwesterly line of said Block 19 to a 5/8 inch steel rod set at an angle point;
Thence, continuing with the Southeasterly line of the said L.B. Foster Industrial Park and the Northwesterly line of said Block 19, South 13°55’58” West 75.84 feet to a 5/8 inch steel rod set at an outside ell corner of the herein described tract and an inside ell corner of said Block 19;
Thence, North 66°26’24” West with a Southerly line of the said L.B. Foster Industrial Park and a Northerly line of said Block 19, at 119.73 feet passing the Northwest corner of Lot 10, Block 19 of said Cole Creek Manor and the East line of Black Gum Drive, based on a 60.00 foot right-of-way and continuing in all, a total distance of 179.73 feet to a 5/8 inch steel rod set in the West line of said Black Gum Drive at an inside ell corner, said point being in a curve to the left having a radius of 560.00 feet and a central angle of 1°54’55”;

Exhibit A - Page 1

Thence, in a Southwesterly direction with a Southeasterly line of the said L.B. Foster Industrial Park and with the Northwesterly line of said Black Gum Drive and with the said curve to the left having a radius of 560.00 feet (chord bearing South 22°36’36” West 18.72 feet), an arc distance of 18.72 feet to a 5/8 inch steel rod set at an outside ell corner, said point also being the Northeast corner of Lot 1, Block 18 of said Cole Creek Manor;
Thence, with a Southerly line of the said L.B. Foster Industrial Park and the Northerly line of said Block 18 of said Cole Creek Manor, the following bearings and distances (a 5/8 inch steel rod being set at each angle point):
     North 68°21’18” West 77.41 feet,
     North 30°53’31” West 71.59 feet,
     North 56°15’24” West 133.80 feet,
     North 63°51’13” West 133.95 feet,
     North 71°03’27” West 133.82 feet,
     North 74°06’45” West 272.13 feet,
     North 60°50’26” West 119.68 feet and
     North 53°12’48” West 59.62 feet to a 5/8 inch steel rod set at an angle point, said point being the Northwest corner of Lot 15, Block 18 of said Cole Creek Manor, said point also being the Northeast corner of that certain 1.8389 acre tract of land conveyed to Yorkwood Civic Club, Inc. as described in deed recorded under County Clerk’s File No. D166769 of the said real property records;
Thence, North 78°12’44” West 230.79 feet with the North line of the said 1.8389 acre tract and the Southerly line of the said L.B. Foster Industrial Park to a 5/8 inch steel rod set at an angle point, said point also being the Northwest corner of the said 1.8389 acre tract, said point also being the Northeast corner of that certain 0.6961 acre tract of land conveyed to the Cypress Independent School District as described in deed recorded under County Clerk’s File No. D181534 of the said real property records;
Thence, North 48°25’18” West 30.00 feet with the Southerly line of the said L.B. Foster Industrial Park and with the Northerly line of the said 0.6961 acre tract to a 5/8 inch steel rod set at a point of curve to the left having a radius of 841.45 feet and a central angle of 40°21’29”;
Thence, continuing with the Southerly line of the said L.B. Foster Industrial Park, and with the Northerly line of the said 0.6961 acre tract, and with the said curve to the left having a radius of 841.45 feet (chord bearing North 68°36’02” West, 580.52 feet), an arc distance of 592.70 feet to the Southwest corner of said L.B. Foster Industrial Park and the herein described tract, from which a found 5/8 inch steel rod bears North 0.50 feet, said point also being the Southeast corner of that certain 7.2950 acre tract of land conveyed to Pincus Grenader as described in deed recorded under County Clerk’s File No. E000976 of the said Real Property Records;

Exhibit A - Page 2

Thence, North 02°04’21” West with the West line of said L.B. Foster Industrial Park and the East line of the said 7.2950 acre tract and generally along a chain link fence line, at 398.96 feet passing the Southeast corner of that certain 3.6501 acre tract of land conveyed to Aldine — Langfield Associates, LLC as described in deed recorded under County Clerk’s File No. R745216 of the said Real Property Records and continuing with the East line of the said 3.6501 acre tract in all a total distance of 796.46 feet to a 5/8 inch steel rod with cap set in the South line of said Burlington North Drive for the Northwest corner of said L.B. Foster Industrial Park and the herein described tract, said point also being the Northwest corner of the said 3.6501 acre tract;
Thence, North 88°08’04” East 1689.70 feet with the South line of said Burlington North Drive and the North line of said L.B. Foster Industrial Park to a 5/8 inch steel rod set at a point of curve to the left having a radius of 1030.00 feet and a central angle of 10°00’00”;
Thence, continuing with the South line of said Burlington North Drive and with the North line of said L.B. Foster Industrial Park and with the said curve to the left having a radius of 1030.00 feet (chord bearing North 83°08’04” East 179.54 feet), an arc distance of 179.77 feet to a 5/8 inch steel rod set at a point of tangency;
Thence, continuing with the South line of said Burlington North Drive and with the North line of said L.B. Foster Industrial Park, North 78°08’04” East 112.96 feet to a 5/8 inch steel rod set at a point of curve to the right having a radius of 970.00 feet and a central angle of 10°00’00”;
Thence, continuing with the South line of said Burlington North Drive, and with the North line of said L.B. Foster Industrial Park, and with the said curve to the right having a radius of 970.00 feet (chord bearing North 83°08’04” East 169.08 feet), an arc distance of 169.30 feet to a 5/8 inch steel rod set at a point of tangency;
Thence, continuing with the South line of said Burlington North Drive and with the North line of said L.B. Foster Industrial Park, North 88°08’04” East 100.01 feet to the PLACE OF BEGINNING and containing 63.1938 acres or 2,752,722 square feet of land, more or less.
This description is based on the land title survey and plat (Job Number 15143) made under the direction of John G. Thomas, Registered Professional Land Surveyor on May 9, 2007.

Exhibit A - Page 3

Exhibit B
List of Diligence Documents

1.	Land Title Survey of 63.1938 Acres of Land prepared by Thomas Land Surveying, dated May 9, 2007 and marked L.B. Foster Company May 16, 2007.

2.	Field Notes for 63.1938 Acres prepared by Thomas Land Surveying, dated May 11, 2007.

3.	Field Notes for 5.2103 Acres prepared by Thomas Land Surveying, dated May 14, 2007.

4.	Commitment for Title Insurance, GF No: 1033001941, dated May 16, 2007, prepared by the Title Company and copies of title encumbrance documents identified therein.

5.	Tax Statements including Harris County Texas, 2006 Property Tax Statement, Account 122-050-001-0001, dated November 21, 2006; and Cypress-Fairbanks ISD, 2006 Tax Statement, Account 122-050-001-0001, dated as of November 1, 2006.

6.	Release and Settlement Agreement, dated as of July 5, 1984, filed for record under Harris County Clerk’s File No. J592773 (the “Southern Boundary Settlement Agreement”).

7.	Phase I Environmental Site Assessment prepared by T-2 Environmental, dated October 6, 2006.

8.	Report of Phase Two Testing prepared by Phase One Technologies, L.L.C., dated September 28, 2006.

9.	Laboratory Analysis Report prepared by A & B Environmental Services, Inc., dated September 18, 2006.

10.	Laboratory Analysis Report prepared by A & B Environmental Services, Inc., dated September 25, 2006.

11.	Phase I Environmental Site Assessment prepared by T-2 Environmental, dated March 15, 2007.

12.	Letter regarding removal of asbestos materials prepared by T-2 Environmental, dated September 15, 2004.

13.	Letter from Texas Department of State Health Services dated November 16, 2004.

14.	Asbestos Survey prepared by ENSR Corporation, dated March 10, 1998.

15.	Asbestos Survey prepared by ENSR Corporation, dated May 20, 1998.

16.	Close Out Submittal prepared by Hazard Assessment Leaders, Inc., dated May 11, 1998.

17.	Close Out Submittal prepared by Hazard Assessment Leaders, Inc., dated September 2, 2004.

Exhibit B - Page 1

18.	Documents relating to the Wastewater Capacity Reservation:
	(a)	City of Houston, Department of Public Works and Engineering, Fax dated May 11, 2000.
	(b)	City of Houston, Wastewater Capacity Name Transfer Receipt, No. N 3305, dated April 27, 2000.
	(c)	City of Houston, Wastewater Capacity Name Transfer Receipt, No. N 2565, dated May 15, 1998.
	(d)	L.B. Foster Company letter addressed to Ms. Barbara Grizzle, City of Houston, dated May 12 1998.
	(e)	City of Houston, Wastewater Division, Public Works Department, Capital Recovery Charges Receipt, Receipt No. 3077, dated August 7, 1984.
	(f)	Letter from Walter Williams, P.E., Acting General Manager, Wastewater Division, dated July 10, 1984, addressed to Mr. Ernest Beachley.

19.	Proposed Improvements for L.B. Foster Company Plant Site at West Little York Road and Langfield Road, Houston, Harris County, Texas, Sheet 2, 3, 4, 5 and 6 of 6, prepared by H. Platt Thompson Engineering Company, Inc. revised September 29, 1969.

20.	Certificates of Occupancy for 6500 Langfield Road including;
	(a)	BLD 1, Project 98016469, dated August 24, 1998,
	(b)	BLD 3, Project 98016480, dated August 14, 1998,
	(c)	BLD 5, Project 98016488, dated August 18, 1998,
	(d)	BLD 7, Project 98016499, dated August 18, 1998,
	(e)	BLD20, Project 98016482, dated August 21, 1998,
	(f)	BLD21, Project 98016485, dated August 21, 1998,
	(g)	BLD22, Project 98016489, dated August 28, 1998,
	(h)	BLD23, Project 98016491, dated August 21, 1998,
	(i)	BLD24, Project 98016466, dated August 21, 1998,
	(j)	BLD25, Project 98016498, dated August 27, 1998,
	(k)	BLD26, Project 98016537, dated August 21, 1998,
	(l)	BLD29, Project 98016510, dated September 4, 1998, and
	(m)	BLD30, Project 6004615, dated March 20, 2006.

21.	Phase One Environmental Assessment Report — AAI Compliant prepared by Phase One Technologies, L.L.C., dated May 24, 2007.

22.	Original Petition under Cause No. 2007-36613 styled L.B. Foster Company, Plaintiff, v. Pedro Ocampo, Sr., et al., in the District Court of Harris County, Texas, 270th Judicial District.

Exhibit B - Page 2

Exhibit C
Form of Lease

COMMERCIAL LEASE AGREEMENT
(Unimproved Property)
     This Lease Agreement (this “Lease”), dated this day of , 2008, by and between CAPITAL COMMERCIAL INVESTMENTS, INC., a Texas corporation, whose mailing address is 300 West 6th Street, Suite 1750, Austin, Texas 78701 (hereinafter referred to as “Lessor”), and L. B. FOSTER COMPANY, a Pennsylvania corporation, whose mailing address is 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 (hereinafter referred to as “Lessee”).
     Background. Lessor has contemporaneously with execution of this Lease purchased 63.1931-acre tract (the “Property”) from Lessee pursuant to a Purchase and Sale Agreement, dated as of December 21, 2007 (the “Purchase Agreement”). Under the terms of the Purchase Agreement, the parties agreed that the Lessee would leaseback from Lessor a portion of the Property consisting of the Premises (as hereafter defined) for a period of ten (10) years on the terms and conditions set forth herein.
     Agreement. In consideration of the foregoing and the mutual covenants and agreements set forth in this Lease, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
Premises
     Subject to all of the terms, conditions, agreements and covenants hereinafter set forth, Lessor hereby lets, demises and leases to the Lessee that certain tract or parcel of real estate comprised of approximately twenty (20) acres of land, together with all improvements thereon, in Harris County, Texas and described in Exhibit A hereto (hereinafter referred to as the “Premises”). The Premises will include the non-exclusive right of Lessee and its employees, agents, invitees, guests and independent contractors to use existing and future access roads within the Property reasonably necessary for access from the Premises to Langfield Road.
ARTICLE II
Term and Rental
     2.1 This Lease shall continue in full force and effect for a term commencing as of the Closing under the Purchase Agreement (hereinafter referred to as “Commencement Date”), and terminating on                     , 2018.
     2.2 Lessee will have the continuing right during the term hereof to terminate this Lease as to a portion, but not all, of the Premises by giving Lessor at least one hundred eighty (180) days’ prior written notice and by substantially vacating the portion of the Premises so terminated on or before the designated termination date. Notwithstanding the foregoing, Lessee may only terminate this Lease as to a portion of the Premises if such portion consists of a minimum of four (4) contiguous acres. Any partial termination under this Section 2.2 must be effectuated by relocating either the eastern or the western boundary line of the Premises toward the center of the Premises while maintaining the bearing of the original east or west boundary line, as applicable. Effective upon any partial termination date, the monthly per-acre Base Rent payable by Lessee for the remaining portion of the Premises pursuant to Section 2.3 below shall be increased by an amount (the “Partial Release Adjustment”) equal to the product of (a) the Base Rent then in effect, multiplied by (b) two and one-half percent (2.5%), multiplied by (c) the total number of acres that have been released pursuant to this Section 2.2.
     Without limiting the foregoing, Lessee shall have the right to terminate this Lease in its entirety at any time after the end of the second Lease Year (defined in Section 2.3 below) by providing written notice of its intent to terminate to Lessor at least one (1) year in advance of the termination date.
     2.3 Lessee shall pay to Lessor, on or before the first day of each calendar month during the term hereof, as rent for the Premises, without demand, abatement, deduction or set-off, the sum of the following (collectively, the “Rent”): (a) the Base Rent described below in this Section 2.3, plus, (b) following any partial termination, the Partial Release Adjustment required pursuant to Section 2.2 above, in lawful money of the United States. The “Base Rent” for the period commencing on the Commencement Date and continuing until the last day of the twelfth (12th) full calendar month following the Commencement Date shall be One Thousand and No/100 Dollars ($1,000.00) per acre per month. The Base Rent in effect during each subsequent twelve (12) month period (the period described in the immediately foregoing sentence and each successive 12-month period being herein referred to individually as a “Lease Year”) shall be equal to the product of the Base Rent in effect during the immediately preceding Lease Year multiplied by 1.03. The Rent due per month will be prorated for any partial month during the term hereof and also for any portion of the Premises as to which this Lease is terminated in accordance with the provisions of Section 2.2 above. For illustration purposes only, an example Rent escalation and adjustment schedule is attached hereto as Schedule 2.3.
     2.4 Lessee’s failure to pay Rent promptly may cause Lessor to incur unanticipated costs. The exact amount of such costs is impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Lessor by the mortgage or deed of trust encumbering the Property. Therefore, if Lessor does not receive any Rent payment within ten (10) days after it becomes due; Lessee shall pay Lessor a late charge equal to five percent (5.0%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment.
ARTICLE III
Taxes; Maintenance; Insurance and Utilities
     3.1 It is the intention of the parties that this Lease is a “net” lease with Lessee being responsible during the term hereof for the maintenance of the Property and for all expenses relating to Lessee’s use and occupancy of the Property.
     3.2 Lessee shall pay prior to delinquency all ad valorem taxes lawfully assessed against and levied upon (i) the Premises and (ii) Lessee’s trade fixtures, furnishings, equipment,

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inventory and all other personal property assessed and billed separately from the real property of Lessor. If any of the foregoing is assessed with Lessor’s real or personal property, Lessee shall pay Lessor the taxes attributable to Lessee’s interest in the Premises and Lessee’s personal property within thirty (30) days after receipt from Lessor of a written statement setting forth the taxes applicable to Lessee’s property along with reasonable evidence of the amount of taxes attributable to Lessee’s property. Notwithstanding the foregoing, Lessor shall remain responsible for any special assessments or any other capital charges imposed by governmental authorities or persons other than Lessee in respect of permanent improvements to the Premises or the Property.
     3.3 Lessee shall maintain commercial general liability insurance against claims for bodily injury or death and property damage occurring in or upon or resulting from the Premises, in such amounts and with such coverages as Lessee would typically maintain on its own similarly situated properties, underwritten by one or more insurance companies with a Best rating of at least A-. Any and all insurance policies shall name Lessor as an additional insured and provide that such policy will not be canceled or modified in any way without thirty (30) days’ prior written notice to Lessor. Lessee shall promptly pay, prior to delinquency, all utility bills for its monthly usage of water, gas, heat, light, power, telephone, sewage, air conditioning and ventilation, janitorial, landscaping and any other utilities supplied to the Premises at Lessee’s request.
     3.4 Within sixty (60) days after the effective date of this Lease, Lessor shall cause an eight (8) foot chain link fence to be erected along that portion of the boundary of the Premises that abuts any other land owned by Lessor. Lessee shall, upon receipt of Lessor’s written statement, reimburse Lessor for fifty percent (50%) of the reasonable cost of the labor and materials for such fence as actually paid by Lessor to any third party.
ARTICLE IV
Acceptance and Use of Premises
     4.1 Lessee, by its execution hereof, acknowledges that it has examined the Premises and found such to be in good order and repair and that it is accepting such Premises in their “AS IS” condition,
     4.2 Lessor covenants and agrees with Lessee that upon Lessee paying Rent and other monetary sums due under this Lease and performing its covenants and conditions, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the terms of this Lease, for the entire term hereof, including any renewal period. Lessee shall have the right to use the Premises for any lawful purpose during the term of this Lease.
     4.3 The Premises shall be used only for the purpose of outside storage, manufacturing, distribution and support facilities or any other legally permitted use (under the current zoning classification, if any) with Lessor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, the Premises may not be used as a dry cleaning establishment, nor shall Lessee install any underground storage tanks of any kind on the Premises, or otherwise in violation of Article XII of this Lease. Lessee shall occupy and use the Premises in compliance with all ordinances, rules, regulations and laws of all public authorities, boards, bureaus and officials relating to the Premises or any improvements thereon (including

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without limitation all “Environmental Laws”, as hereinafter defined), and further, will not use, occupy, suffer or permit any person, firm or corporation to use or occupy said Premises, or any part thereof, for any purpose or use which violates any statute or ordinance, whether Federal, state or municipal (including without limitation all “Environmental Laws”, as hereinafter defined), throughout the term of this Lease.
     4.4 Lessee shall not allow the Premises to be used for any unlawful or objectionable purpose, nor shall Lessee cause, maintain or permit any nuisance in, on, or about the Premises. Lessee shall not commit nor suffer to be committed any waste in or upon the Premises.
     4.5 To the extent that Lessee is deemed to be in violation of any provision of Sections 4.3 or 4.4, Lessee shall have thirty (30) days after receipt of written notice from Lessor to remedy any such violation, without incurring any penalties or damages of any kind whatsoever from Lessor, or it will be deemed to have breached this Lease.
     4.6 Lessor hereby agrees and acknowledges that Lessee shall own all improvements and fixtures located on the Premises (the “Improvements”) during the term of this Lease. Lessee shall maintain the Improvements in the manner determined by Lessee in its sole discretion and shall have the right to alter, demolish, reconstruct or repair the Improvements in Lessee’s sole discretion. Anything to the contrary notwithstanding Lessor acknowledges and agrees that (i) upon the expiration or earlier termination of this Lease, Lessee shall not have any obligation to repair or replace any of the Improvements nor shall Lessee have any obligation to remove any of the Improvements from the Premises, and (ii) Lessee shall be entitled, in Lessee’s sole discretion, to remove any of the Improvements located on the Premises on or before the expiration or earlier termination of this Lease. Any Improvements consisting of buildings or offices will be left in a “broom clean” condition at the expiration or earlier termination of the Lease and any Improvements or personal property remaining on the Premises thereafter shall be deemed abandoned by the Lessee and shall be the property of the Lessor unless otherwise expressly agreed by the parties hereto.
ARTICLE V
Northern Rail Spur and Utility and Access Easement
     In addition to Lessee’s right to use the Premises, Lessee shall have (i) the nonexclusive use of the Northern Rail Spur and the existing roadways serving the Northern Rail Spur (together, the “Northern Rail Spur”) identified on Exhibit B that lies outside the Premises and exclusive use of the portion of the Northern Rail Spur located within the Premises, and (ii) the non-exclusive right to use of the rights granted to “Foster” under the Utility and Access Easement Agreement attached hereto as Exhibit C and identified on Exhibit B.
ARTICLE VI
Storm Water Drainage
     Several surface ditches and underground storm water drainage pipes traverse the Property that currently drain all or portions of the Premises into the drainage ditches owned and/or

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operated by the City of Houston or Harris County Flood Control District (the “Storm Water Drainage System”). Lessor may alter the Storm Water Drainage System provided that no such alternation interferes with Lessee’s activities or operations or may temporarily or permanently disrupt or otherwise adversely impair the drainage of the Premises. Lessee will maintain at Lessee’s expense the portion of the Storm Water Drainage System located within the Premises except Lessor shall be responsible for the cost of any maintenance or repairs within the Premises resulting from any alteration or lack of maintenance beyond the Premises. Lessor will maintain at Lessor’s expense the portions of the Storm Water System located outside the Premises.
ARTICLE VII
Entry by Lessor
     Lessor and Lessor’s agents shall have the right at reasonable times to enter the Premises to inspect the same or to maintain or repair, make alterations, or additions to the Premises or any portion thereof, only to the extent that any such entry, alterations or additions do not materially affect the Lessee’s use of the Premises, or to show the Premises to prospective purchasers, tenants or lenders. Lessor may, at any time, place on or about the Premises any ordinary “for sale” signs; Lessor may at any time during the last forty-five (45) days of the term of this Lease place on or about the Premises any ordinary “for lease” signs.
ARTICLE VIII
Liens
     Lessee shall keep the Premises and any building of which the Premises are a part free from any liens arising out of work performed, materials furnished or obligations incurred by Lessee and shall indemnify, hold harmless and defend Lessor from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Lessee. In the event that Lessee shall not, within thirty (30) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Lessor shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Lessor and all expenses and costs incurred by it in connection therewith, excluding attorneys’ fees, shall be payable to Lessor by Lessee within thirty (30) days after receipt by Lessee of a written invoice from Lessor. Lessor shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law for the protection of Lessor and the Premises, and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Lessee shall give to Lessor at least ten (10) business days prior written notice of the expected date of commencement of any work relating to alterations or additions to the Premises, and shall not proceed with any such work without first having received Lessor’s consent, which consent may be withheld or made, subject to such additional conditions as Lessor deems appropriate.

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ARTICLE IX
Indemnification
     9.1 Lessee shall indemnify and hold the Lessor Indemnified Parties (as hereafter defined) harmless from and against any and all claims of liability for any injury or damage to any person or property arising from Lessee’s use of the Premises or from any activity, work, or thing done, permitted or suffered by Lessee during the term of this Lease in or about the Premises except to the extent caused by the negligence of Lessor.
     9.2 Lessor shall indemnify and hold the Lessee Indemnified Parties (as hereafter defined) harmless from and against any and all claims of liability for any injury or damage to any person or property arising from Lessor’s use of the Property or from any activity, work, or thing done, permitted or suffered by Lessor during the term of this Lease in or about the Property except to the extent caused by the negligence of Lessee.
     9.3 For the purposes of this Lease, the term “Lessor Indemnified Parties” will include Lessor, its successors and assigns, and its or their officers, directors, employees, agents, independent contractors, guests and invitees, and the phrase “Lessee Indemnified Parties” will include Lessee, its successors and assigns, and its or their officers, directors, employees, agents, independent contractors, guests and invitees.
ARTICLE X
Condemnation
     If the Premises or any portion thereof are taken under the powers of eminent domain, this Lease shall remain in full force and effect as to the portion of the Premises remaining, provided that the Rent shall be reduced in proportion to the ratio which the portion of the Premises taken bears to the entire Premises, and provided further that the remaining area is adequate for Lessee’s operation. In the event that the remaining area is inadequate, Lessee may, at its option, terminate this Lease and all further obligations of Lessee hereunder shall terminate upon notification to Lessor of Lessee’s intent to terminate. All awards for the taking of any part of the Premises or any payment made under the threat of the exercise of the power of eminent domain shall be the property of Lessor, whether made as compensation for diminution of value of a leasehold or for the taking of the fee or as severance damages; provided, however, that Lessee shall be entitled to any award for loss of or damage to Lessee’s trade fixtures and removable personal property. In the event that this Lease is not terminated by reason of such Condemnation, Lessor shall, to the extent of severance damages received by Lessor in connection with such Condemnation, repair any damage to the Premises caused by such Condemnation, except to the extent that Lessee has been reimbursed therefore by the condemning authority.
ARTICLE XI
Assignment and Subletting
     11.1 Lessee shall not mortgage, pledge, hypothecate or encumber this Lease or any interest therein without the prior written consent of Lessor, which consent shall be given or withheld in Lessor’s sole and absolute discretion.

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     11.2 Other than an assignment of this Lease to any person or entity controlled by or under common control with Lessee, Lessee shall not assign this Lease or any interest therein, and shall not sublet the Premises or any part thereof, without the prior written consent of Lessor, which consent shall be given or withheld in Lessor’s sole and absolute discretion.
     11.3 No consent by Lessor to any assignment or subletting by Lessee shall relieve Lessee of any obligation to be performed by the Lessee under this Lease, whether occurring before or after such consent, assignment or subletting. The consent by Lessor to any assignment or subletting shall not relieve Lessee from the obligation to obtain Lessor’s express written consent to any other assignment or subletting. The acceptance of Rent by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision of this Lease or to be a consent to any assignment, subletting or other transfer. Consent to one assignment, subletting or other transfer shall not be deemed to constitute consent to any subsequent assignment, subletting or other transfer.
ARTICLE XII
Environmental Covenants and Indemnities
     12.1 Lessee will exercise reasonable care during the term of this Lease in handling Hazardous Substances if Lessee uses or encounters any in connection with its use of and operations on the Premises. Lessee, at Lessee’s expense, will undertake any and all preventative, investigatory or remedial action (including emergency response, removal, containment and other remedial action) (i) required by any applicable Environmental Laws or orders by any Governmental Authority having jurisdiction under Environmental Laws, or (ii) necessary to prevent or minimize property damage (including damage to Lessee’s own property), personal injury or damage to the environment, or the threat of any such damage or injury by releases of or exposure to Hazardous Substances attributable to the operations of Lessee on the Premises. Without limiting the foregoing, if Hazardous Substances are discovered on the Premises that are attributable to Lessee’s operation during Lessee’s use and operation thereof in violation of Governmental Requirements, Lessee will remove (or cause to be removed or remediated) and pay (or cause to be paid) immediately when due the cost of removing or remediating any Hazardous Substances from the Premises in compliance with all Governmental Requirements. In the event Lessee fails to perform any of its obligations under this Section 12, Lessor may (but will not be required to) perform such obligations at Lessee’s expense. All such costs and expenses incurred by Lessor under this Section and otherwise under this Lease will be reimbursed by Lessee to Lessor upon demand. In performing any such obligations of Lessee, Lessor will at all times be deemed to be the agent of Lessee and will not by reason of such performance be deemed to be assuming any responsibility of Lessee under any Environmental Law or to any third party.
     12.2 Lessee will cause the operations conducted on the Premises by Lessee or its employees, agents, representatives and contractors, during the term of this Lease, to comply in all material respects with all Environmental Laws and orders of any Governmental Authorities having jurisdiction under any Environmental Laws and will obtain, keep in effect and comply in all material respects with all Governmental Requirements promulgated pursuant to any Environmental Laws with respect to the Premises or operations.

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     12.3 Lessee, as consideration for the Lease, hereby indemnifies and holds harmless Lessor Indemnified Parties against any and all claims, demands, losses, liabilities, costs and expenses (including reasonable attorney fees at trial and on any appeal or petition for review) incurred by such Lessor Indemnified Party (a) arising out of or relating to any investigatory or remedial action involving the operations conducted on the Premises by Lessee or any other operations of Lessee and required by Environmental Laws or by orders of any Governmental Authority having jurisdiction under any Environmental Laws, or (b) on account of injury to any person whatsoever or damage to any property arising out of, in connection with or in any way relating to (i) Lessee’s violation of any Environmental Laws, (ii) Lessee’s use, treatment, storage, generation, manufacture, transport, release, spill, disposal or other handling of Hazardous Substances on the Premises, or (iii) Lessee’s contamination of any of the Premises by Hazardous Substances by any means whatsoever in violation of Environmental Laws. The foregoing indemnity is limited to losses, liabilities, costs and expenses (“Claims”) that any Lessor Indemnified Party incurs as a result of the introduction or alleged introduction of Hazardous Substances onto the Premises by Lessee or its agents, contractors, licensees, employees, tenants or guests, or as a result of the violation or alleged violation by Lessee, or its agents, contractors, licensees, employees, tenants or guests, of any Environmental Law, or with respect to any other violation of any Environmental Law for which Lessee, or any of its agents, contractors, licensees, employees, tenants or guests are liable or alleged to be liable, in each case relating to acts or omissions of Lessee or persons or entities for whom Lessee is responsible (as provided herein) during the term of this Lease and not prior thereto. Lessor will notify Lessee promptly of any Claims, and Lessor will not confess judgment, settle or compromise any Claims for which Lessor seeks indemnity under this Lease without Lessee’s prior written consent unless Lessee fails or refuses to timely affirm its obligations to indemnify Lessor under this Lease. Predicated upon the continuing satisfaction of the foregoing, following the delivery to Lessor of such affirmation of indemnity and agreement to defend, Lessee will have the exclusive right to defend against such Claims and to settle or compromise same at its sole cost. In the event Lessee fails or refuses to adequately defend any Lessor Indemnified Party against such Claims, Lessee will reimburse Lessor all reasonable costs and expenses incurred by Lessor or any such Lessor Indemnified Party to conduct its own defense. Nothing in the foregoing will preclude Lessor, at its own cost and expense, from participating with Lessee in the defense of any Claims which defense has been undertaken and is ongoing by Lessee. Anything to the contrary notwithstanding Lessor acknowledges and agrees Lessee shall have no liability for Hazardous Substances not introduced to the Premises by Lessee or its agents, contractors, licensees, employees, tenants, customers, clientele, vendors, invitees or guests.
     12.4 For the purposes of this Lease, the following terms have the meanings indicated below:
     (a) “Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides,

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pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
     (b) “Hazardous Substances” is used in this Lease in its very broadest sense and means and includes, without limitation, asbestos and any substance containing asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, chemicals known to cause cancer or reproductive toxicity, and also refers to pollutants, effluents, contaminants, emissions or related materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. Hazardous Substances includes, but is not limited to, any and all hazardous or toxic substances, materials or waste as defined by or listed under any of the Environmental Laws.
ARTICLE XIII
Default and Remedies
     13.1 The occurrence of any of the following shall constitute a material default and breach of this Lease by Lessee:
     (a) Any failure by lessee to pay the Rent or any other monetary sums required to be paid hereunder where such failure continues for five (5) business days after receipt of written notice thereof from Lessor that such amounts are past due. Notwithstanding anything in this Section 13.1(a) to the contrary, Lessor shall only be required to give Lessee two (2) such notices of default within any calendar year;
     (b) The complete abandonment of the Premises by Lessee for at least thirty (30) consecutive days;
     (c) A failure by Lessee to observe and perform any other provision of this Lease to be observed or performed by Lessee, where such failure continues for thirty (30) days after receipt of written notice thereof from Lessor; provided, however, that if the nature of such default is such that the same cannot reasonably be cured within such thirty-day period, Lessee shall not be deemed to be in default if Lessee shall within such period commence such cure and thereafter diligently prosecute the same to completion;
     (d) The making by Lessee of any general assignment or general arrangement for the benefit of creditors; the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within thirty (30) days;

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     (e) Any insurance required to be maintained by Lessee pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, following any applicable cure period and as otherwise permitted in this Lease; and
     (f) Lessee shall assign, sublease, or transfer its interest in or with respect to this Lease, except as otherwise permitted in this Lease.
     13.2 In the event of any such material default or breach by Lessee, Lessor may at any time thereafter, after giving Lessee notice and/or demand and in addition to other remedies provided herein:
     (a) Maintain this Lease in full force and effect and recover the Rent and other monetary charges as they become due, without terminating Lessee’s right to possession, irrespective or whether Lessee shall have abandoned the Premises; or
     (b) Terminate Lessee’s right to possession by any lawful means, in which case this Lease shall terminate and Lessee shall surrender possession of the Premises to Lessor and Lessee shall be deemed to have exercised its options to terminate to the fullest extent possible pursuant to Section 2.2. In such event, Lessor shall be entitled to recover from Lessee the sum of: (i) all Rent and all other amounts accrued hereunder to the date of such termination, plus the lesser of: (A) the sum of: (1) the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Lessor, and costs of removing and storing Lessee’s or any other occupant’s property, and all other reasonable expenses incurred by Lessor in pursuing its remedies, including reasonable attorneys’ fees and court costs; and (2) the excess of the then present value of the Rent and other amounts payable by Lessee under this Lease as would otherwise have been required to be paid by Lessee to Lessor during the one (1) year period following such termination (or two (2) year period if such termination occurs within one (1) year following the Commencement Date), over the present value of the amounts Lessor can reasonably be expected to recover by reletting the Premises during such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing; or (B) the Rent and other amounts payable by Lessee under this Lease as would otherwise have been required to be paid by Lessee to Lessor during the period following the termination of this Lease (assuming the exercise of Lessee’s termination rights to the fullest extent possible pursuant to Section 2.2). Such present values shall be calculated at a discount rate equal to the ninety (90) day U.S. Treasury bill rate at the date of such termination. Any reletting of the Premises shall be on such terms and conditions as Lessor, in its sole discretion, may determine (including, without limitation, a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, rental of less than the entire Premises to any tenant). Lessor shall not be liable, nor shall Lessee’s obligations hereunder be diminished because of Lessor’s failure to relet the Premises or collect Rent due in respect of such reletting.
     (c) If Lessee fails to make any payment, perform any obligation or cure any default hereunder within the time permitted (including any cure periods provided for

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herein), Lessor, without being under any obligation to do so, and without thereby waiving such failure or default, may make the payment, perform such obligation and/or remedy such default for the account of Lessee (and enter the Premises for such purpose). Lessee agrees to pay Lessor, upon demand, all costs, expenses and disbursements (including reasonable attorney’s fees) incurred by Lessor in taking such remedial action.
ARTICLE XIV
Miscellaneous Provisions
14.1 Captions; Attachments; Defined Terms
     (a) The captions of the Articles of this Lease are for convenience only and shall not be deemed to be relevant in resolving any question of interpretation or construction of any portion of this Lease.
     (b) Exhibits attached hereto, and addendums and schedules initialed by the parties, are deemed by attachment to constitute part of this Lease and are incorporated herein.
     (c) The words “Lessor” and “Lessee”, as used herein, shall include the plural as well as the singular. Words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there be more than one person or entity constituting the Lessor or the Lessee, as the case may be, the obligations hereunder imposed upon Lessor or Lessee shall be joint and several as to such constituent person(s) or entity(ies).
     (d) The obligations contained in this Lease to be performed by Lessor shall be binding on Lessor’s successors and assigns only during their respective periods of ownership, and the term “Lessor” shall mean only the owner or owners at the time in question of the fee title or a tenant’s interest in a ground lease of the Premises.
14.2 Entire Agreement
     (a) This instrument along with any exhibits and attachments hereto constitutes the entire agreement between Lessor and Lessee relative to the Premises and this Lease and the exhibits and attachments may not be altered, amended or revoked except by an instrument in writing signed by both Lessor and Lessee.
     (b) Lessor and Lessee agree hereby that all prior or contemporaneous oral agreements between and among themselves and their agents or representatives relative to the leasing of the Premises are merged in or revoked by this Lease.
14.3 Severability
     If any term or provision of this Lease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be

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affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.
14.4 Costs of Suit
     If Lessee or Lessor shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Lessor for the recovery of Rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees, which shall be deemed to have accrued on the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.
14.5 Time
     Time is of the essence in this Lease and in each and every provision hereof.
14.6 Waiver
     No covenant, term or condition or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed, or as provided for herein, and any waiver or the breach of any covenant, term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term of condition. However, acceptance by Lessor of any performance by Lessee after the time the same shall have become due shall constitute a waiver by Lessor of the breach or default of any covenant, term or condition contained herein.
14.7 Holding Over
     If Lessee remains in possession of all or any part of the Premises after the expiration of the term hereof, with or without the express or implied consent of Lessor, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, and such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein; provided, however, that nothing herein shall preclude Lessor from seeking eviction or any other remedy in the event that Lessee remains on the Premises after the expiration of the term hereof without Lessor’s consent.
14.8 Notices
     All notices or demands of any kind required or desired to be given by Lessor or Lessee hereunder shall be in writing and may be served by depositing the notice or demand in the United States mail, addressed to the Lessor or Lessee, respectively, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to the office of such party; or by delivery by Federal Express, UPS or other reputable overnight courier. Notice given in accordance herewith will be effective upon receipt at the address of the addressee. For purposes of notice, the addresses of the parties are as follows:

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If to Seller, to:	L.B. Foster Company 415 Holiday Drive P. O. Box 2806 Pittsburgh, PA 15230 Attention: David L. Voltz

with a copy to:	L.B. Foster Company 415 Holiday Drive P. O. Box 2806 Pittsburgh, PA 15230 Attention: Steven L. Hart

and to:	Andrews Kurth LLP 111 Congress Avenue, Suite 1700 Austin, Texas 78701 Attention: William Dillard

If to Purchaser, to:	Capital Commercial Investments, Inc. 300 West 6th Street, Suite 1750 Austin, Texas 78701 Attention: Paul D. Agarwal

with a copy to:	Sneed, Vine & Perry, P.C. 901 Congress Austin, Texas 78701 Attn: William D. Brown
14.9 Subordination, Non-Disturbance
     This Lease is subordinate to all liens, encumbrances, easements, deeds of trust and ground leases now or hereafter encumbering the Premises, and all refinancings, replacements, modifications, extensions or consolidations thereof. Lessee shall attorn to any mortgagee, ground lessor, trustee under a deed of trust or purchaser at a foreclosure or trustee’s sale (“Lessor’s Mortgagee”) as “Lessor” under this Lease provided that each such Lessor’s Mortgagee agrees not to disturb Lessee’s possession of the Premises pursuant to a mutually acceptable subordination, non-disturbance and attornment agreement by and between each such Lessor’s Mortgagee and Lessee. In addition, Lessor shall obtain within 10 business days following the effective date of this Lease a fully executed subordination, non-disturbance and attornment agreement from any existing Lessor’s Mortgagee with respect to the Premises in a form reasonably acceptable to Lessee. In the event Lessee fails to execute any such agreement, or fails to specify in reasonable detail the terms of such proposed agreement which Lessee finds unacceptable, within ten (10) days after Lessee’s receipt of such proposed agreement, Lessor shall have the right to execute, acknowledge and deliver any such agreement(s) for and in the name of the Lessee, and Lessee hereby appoints Lessor as attorney-in-fact for Lessee irrevocably (such power of attorney being coupled with an interest) for such limited purpose, and to cause any such agreement(s) to be recorded; provided, however, that Lessor shall have first delivered to Lessee a second written notice, along with the proposed agreement, which notice shall notify Lessee that it has failed to comply with the terms of this Section 14.9, and then only if Lessee’s failure to sign the agree-

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ment, or to notify Lessor in reasonable detail of the terms of the proposed agreement that Lessee finds unacceptable, continues for ten (10) days after Lessee’s receipt of such second notice. The second notice must contain the following text:
THIS NOTICE IS GIVEN PURSUANT TO SECTION 14.9 OF YOUR LEASE. IF YOU FAIL TO EXECUTE THE ENCLOSED AGREEMENT, OR TO NOTIFY THE LANDLORD IN REASONABLE DETAIL OF THE TERMS CONTAINED THEREIN WHICH YOU FIND UNACCEPTABLE, WITHIN TEN (10) DAYS AFTER YOUR RECEIPT OF THIS NOTICE, THE LANDLORD HAS THE RIGHT TO EXECUTE THE ENCLOSED AGREEMENT IN YOUR NAME.
14.10 Memorandum of Lease
     Lessor and Lessee agree, at the sole expense of Lessee, to execute a Memorandum of Lease in recordable form and otherwise containing provisions reasonably required by Lessee within five (5) days following the request of the other party hereto.
14.11 Estoppel Certificates
     Lessee agrees, from time to time, within ten (10) days after receipt of Lessor’s written notice, to execute and deliver to Lessor or Lessor’s designees any estoppel certificate requested by Lessor stating that this Lease is in full force and effect, the date to which Rent has been paid, that Lessor is not in default hereunder or specifying in detail the nature of Lessor’s default, the termination date of this Lease and such other matters pertaining to this Lease as may be reasonably requested by Lessor. Lessee’s obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Lessor’s execution of this Lease
14.12 Signs
     Lessee shall not erect or install any exterior signs without Lessor’s prior written consent which shall not be unreasonably withheld, delayed or conditioned. Upon surrender or vacating of the Premises, Lessee shall have removed all signs and repair, paint, and/or replace the building facial surface to which its signs are attached. Lessee shall obtain all applicable governmental permits and approvals for sign and exterior treatments.
14.13 Brokers
     Lessee represents and warrants that Lessee has dealt with no broker, agent or other person in connection with this transaction other than Michael Hill Properties. Lessor represents and warrants that Lessor has dealt with no broker, agent or other person in connection with this transaction other than ___. Lessor acknowledges that Lessor is solely responsible for any brokerage commission payable as a result of this Lease. Lessee hereby agrees to defend, indemnify, and hold harmless Lessor and Lessor hereby agrees to defend, indemnify, and hold harmless Lessee, from and against any claim by third parties for any brokerage, commission, finders or other fees relative to this Lease, and any court costs, attorneys’ fees or other costs or expenses arising therefrom, and alleged to be due by authorization of the indemnifying party.

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[END OF TEXT; SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the Lessor and Lessee have executed this Lease as of the date and year first above written.

LESSOR:

CAPITAL COMMERCIAL INVESTMENTS, INC., a Texas corporation

By:

Printed Name:

Title:

LESSEE:

L. B. FOSTER COMPANY, a Pennsylvania corporation

By:

Printed Name:

Title:

16

EXHIBIT A
Description of Premises
September 13, 2007
20.0000 Acres
The Premises includes 20.0000 acres of land out of Restricted Reserve “A” of the L.B. Foster Industrial Park, Section Two, a Subdivision of a called 63.2609 acre tract in Houston, Harris County, Texas according to the map or plat thereof recorded under Film Code No. 483106 of the Map Records of Harris County, being out of the Thomas Hubanks Survey, Abstract No. 370, and being further out of and a part of that certain 65.3930 acre tract of land described as Tract 2 in deed to L.B. Foster Company recorded under County Clerk’s File No. H229843 of the Real Property Records of Harris County, said 20.0000 acres of land being more particularly described by metes and bounds as follows:
Commencing at a 1 inch steel pipe found in the East line of the said Thomas Hubanks Survey marking the Northeast corner of the said L.B. Foster Subdivision, the said 65.3930 acres, said point also being in the West line of the A.G. Holland Survey, Abstract No. 346 and the Northwest corner of Unrestricted Reserve “D”, Block One of Burlington Industrial District, Section Two, the map or plat of same being recorded in Volume 265 Page 69 of the said map records, said point also being in the South line of Burlington North Drive (unimproved), based on a 60.00 foot right-of-way;
Thence, South 88°08’04” West 100.01 feet with the South line of said Burlington North Drive and with the North line of said L.B. Foster Industrial Park to a 5/8 inch steel rod set at a point of curve to the left having a radius of 970.00 feet and a central angle of 10°00’00”;
Thence, continuing with the South line of said Burlington North Drive, and with the North line of said L.B. Foster Industrial Park and with the said curve to the left having a radius of 970.00 feet (chord bearing South 83°08’04” West 169.08 feet), an arc distance of 169.30 feet to a 5/8 inch steel rod set at a point of tangency;
Thence, continuing with the South line of said Burlington North Drive and with the North line of said L.B. Foster Industrial Park, South 78°08’04” West 112.96 feet to a 5/8 inch steel rod set at a point of curve to the right having a radius of 1030.00 feet and a central angle of 10°00’00”;
Thence, continuing with the South line of said Burlington North Drive and with the North line of said L.B. Foster Industrial Park and with the said curve to the right having a radius of 1030.00 feet (chord bearing South 83°08’04” West 179.54 feet), an arc distance of 179.77 feet to a 5/8 inch steel rod set at a point of tangency;
Thence, continuing with the South line of said Burlington North Drive and with the North line of said L.B. Foster Industrial Park, South 88°06’04” West 54.54 feet to an unmarked point and the Northeast corner and PLACE OF BEGINNING for the herein described tract of land;
Thence, South 02°04’21” East 452.86 feet to an outside ell corner;
Thence, South 88°08’04” West 853.15 feet to an inside ell corner;

Thence, South 02°04’21” East 167.14 feet to an outside ell corner;
Thence, South 88°08’04” West 782.00 feet to the Southwest corner of the herein described tract;
Thence, North 02°04’21” West 620.00 feet to a point in the South line of said Burlington North Drive and the North line of said L.B. Foster Industrial Park and the Northwest corner of the herein described tract;
Thence, North 88°08’04” East 11635.16 feet with the South line of said Burlington North Drive and the North line of said L.B. Foster Industrial Park to the PLACE OF BEGINNING and containing 20.0000 acres or 871,200 square feet of land, more or less.

EXHIBIT B
Pictorial Description of Premises and Property
showing Northern Rail Spur

CSR HYDRO CONDUIT INDUSTRIAL PARK
FILM CODE No. 445025 HCMR
BURLINGTON NORTH DRIVE
LANGFIELD ROAD
COMMENCING POINT
BEGINNING POINT
S89°46'49"E, 1689.92' (BEARING BASE)
N00°00'59"E, 795.34'
PREMISES
BLOCK ONE
RESTRICTED RESERVE "A"
RESTRICTED TO COMMERCIAL USE
63.1931 ACRES
THOMAS HUBANKS SURVEY A - 370
A. G. HOLLAN SURVEY A - 346
BURLINGTON INDUSTRIAL DISTRICT SECTION TWO
VOLUME 265, PAGE 69, HCMR
BURLINGTON INDUSTRIAL DISTRICT SECTION FOUR
VOLUME 281, PAGE 36 HCMR
CYPRESS - FAIRBANKS SCHOOL TRACT
VOLUME 4839, PAGE 420, HCMR
COLE CREEK MANOR SECTION THREE
VOLUME 107, PAGE 60, HCMR
BLACK GUM DRIVE
CURVE 3
R = 560.00'
Δ= 01°54'54"
L = 18.72'
N46°18'28"W 30.00'
N64°15'56"W, 179.73'
N77°38'18"W 249.79'
S00°14'27"W, 1429.68'
S 89°46'49"E 100.31'
N 80°17'39"E 112.96'
R=1036.00
D=10°00'00"
L=179.77'
T=90.11'
LC=N85°17'39"E
179.54'
R=975.00
D=10°00'00"
L=169.20'
T=84.86'
LC=N85°17'39"E
169.00'
LEGEND
SCALE 1" = 100'

LAND TITLE SURVEY OF L. B. FOSTER INDUSTRIAL PARK SECTION TWO, AS RECORDED UNDER FILM CODE No. 483106, HCMR; BEING 63.1931 ACRES OF LAND OUT OF THE THOMAS HUBANKS SURVEY A-370, HOUSTON, HARRIS COUNTY, TEXAS

EXHIBIT B

GF No. 01070113

THOMPSON PROFESSIONAL GROUP, INC.

EXHIBIT C
Utility and Access Easement Agreement

EXHIBIT C
UTILITY AND ACCESS EASEMENT AGREEMENT
     THIS UTILITY AND ACCESS EASEMENT AGREEMENT (this “Agreement”) is made and entered into this 31day of March, 2000, by and between HYDRO CONDUIT CORPORATION, a Delaware corporation (hereinafter referred to as “HCC”), and L. B. FOSTER COMPANY, a Pennsylvania corporation (hereinafter referred to as “Foster”).
W I T N E S S E T H:
     WHEREAS, HCC is the owner in fee simple of that certain tract or parcel of real property more particularly described on Exhibit “A” attached hereto and made a part hereof (hereinafter referred to as the “HCC Tract”), and Foster is the owner in fee simple of that certain tract of real property lying adjacent to and being contiguous with the southern boundary of the HCC Tract (hereinafter referred to as the “Foster Tract”); and
     WHEREAS, HCC desires to grant certain easements in, to, under, through and across that portion of the HCC Tract more particularly described on Exhibit B attached hereto and made a part hereof (the “Easement Parcel”); and
     WHEREAS, subsequent to the date of this Agreement HCC intends to dedicate that portion of the Easement Tract more particularly described on Exhibit “C” attached hereto and made a part hereof (the “Reversionary Property”) to the City of Houston for use as a public road.
     NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10 00), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HCC and Foster, intending to be legally bound, do hereby covenant and agree as follows:
     1. Foster Utility Easement. HCC hereby grants to Foster for the benefit of the Foster Tract, as the same may be hereafter subdivided, transferred or conveyed, a perpetual, non-exclusive easement over, across, under and through the Easement Parcel for purposes of constructing, utilizing, repairing, maintaining and replacing any utilities and storm water drainage facilities located on the Easement Parcel and benefitting the Foster Tract (collectively, the “Foster Utilities”).
     2. Foster Access Easement. HCC, for the benefit of the Foster Tract, hereby grants unto Foster, its heirs, successors, successors-in-title, assigns, tenants, licensees, invitees, permittees, agents, contractors and representatives a perpetual, non-exclusive easement over and across the

Easement Parcel for the purpose of vehicular and pedestrian ingress and egress to and from the Foster Tract over and across the Easement Parcel to the rights-of-way of Langfield Road and Burlington North Drive (the “Foster Access Easement”).
     3. Construction and/or Relocation of Utilities. If Foster, from time to time, desires to construct new utility or storm water drainage facilities on or within the Easement Parcel and/or relocate the existing Foster Utilities located on or within the Easement Parcel, Foster shall perform such construction and/or relocation at its own cost and expense, and such construction and/or relocation of the Foster Utilities shall be subject, as to scope and location, to the approval of HCC, which approval shall not be unreasonably withheld or delayed.
     4. Maintenance of Foster Utilities. In the event Foster enters upon the Easement Parcel for the purposes of constructing, maintaining, repairing or replacing the Foster Utilities, Foster shall complete such work at its sole cost and expense in a workman-like, lien-free manner in accordance with all applicable laws. HCC covenants and agrees that HCC shall repair and/or replace at its sole cost and expense any portion of the Foster Utilities damaged or destroyed by HCC, its agents, employees, invitees or contractors. In addition, HCC agrees that HCC shall not modify, alter or reconfigure the drainage facilities located on the HCC Tract in any manner which materially increases the flow of storm water runoff into any portion of the storm water facilities located within the Easement Parcel which benefit the Foster Tract. With respect to any drainage pipes or structures located on the HCC Tract and outside the Easement Parcel (whether or not such pipes originate, terminate or traverse the Easement Parcel or any part thereof) that service the Foster Tract, HCC’s sole obligation if it encounters such pipes or structures during excavation or other activities on the HCC Tract shall be to properly cap and secure such pipes and structures in a workman-like manner in accordance with all applicable laws and HCC shall have no further obligation or liability to any party with respect to any such pipes or structures.
     5. Maintenance of Foster Access Easement. HCC and Foster covenant and agree that each party shall, at its sole cost and expense, repair, replace and restore any portion of the existing pavement, stabilized land and roadway improvements now located on the Easement Parcel which are damaged, destroyed or degraded in any material respect by of such party, its employees, contractors, agents, representatives, tenants, invitees or guests, to materially the same condition as exists as of the date of this Agreement. Any work required to be performed by either party pursuant to this paragraph 5 shall be conducted in a workman-like, lien free manner and in accordance with all applicable laws.
     6. Subordination of Foster’s Rights. Foster and HCC expressly acknowledge and agree that, upon the consummation of the dedication of the Reversionary Property to the City of Houston as and for a public street, Foster’s rights in and to the Reversionary Property arising in connection with or by virtue of this Agreement shall at all times thereafter be subject to the right, title and interest of the City of Houston or any governmental successor entity thereto in and to the Reversionary Property as and for a public street and Foster shall exercise its rights hereunder only

2

to the extent the exercise of such rights do not interfere with the City of Houston’s use, development and enjoyment of the Reversionary Property as and for a public street.
     7. Indemnifications. Foster and HCC (as the case may be, the “Indemnifying Parties”) hereby indemnify and holds harmless the other party and the other party’s successors, successors-in-title, assigns, tenants, licenses, and invitees (the “Indemnified Parties”) from and against any and all injury, loss, cost, damage or expense, claims, demands and liabilities, including without limitation, reasonable attorney’s fees and other court costs, incurred for any claims or causes of action arising from (i) failure by the Indemnifying Party to perform any covenant or agreement required to be performed by the Indemnifying Party hereunder or to exercise the rights granted hereunder in accordance with applicable law, or (ii) any accident, injury, death or damage (whether to person or property) on or about the Easement Parcel which arises or results from the negligence or willful misconduct of the Indemnifying Party or its officers, employees, invitees, customers, guests, patrons, tenants, independent contractors, successors or assigns.
     8. Miscellaneous
          (a) HCC represents and warrants that it now owns fee simple title in and to the HCC Tract and that HCC has full right, power and authority to enter into, execute and deliver this Agreement and to convey the aforesaid easements and related rights to Foster and thereafter to be bound hereby and hereto
          (b) Foster represents and warrants that it now owns fee simple title in and to the Foster Tract and that Foster has full right, power and authority to enter into, execute and deliver this Agreement and thereafter to be bound hereby and hereto
          (c) Whenever the term “HCC” or the term “Foster” is used herein, the same shall mean and include the party named herein as “HCC” or “Foster”, as the case may be, and their respective heirs, successors, assigns, trustees, representatives and successors-in-title to all or any portion of the “HCC Tract” or the “Foster Tract”, and each of them
          (d) This Agreement shall be governed by and construed under the laws of the State of Texas
          (e) Each of the easements granted herein shall run with the land and shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, successors-in-title and assigns

3

     IN WITNESS WHEREOF, HCC and Foster have caused this instrument to be duly executed, sealed and delivered on the day and year first above written.

HCC:

HYDRO CONDUIT CORPORATION,
a Delaware corporation

By:	/s/ Ronald W. Metzger

Name:	Ronald W. Metzger

Title:	Vice President

[CORPORATE SEAL]

THE STATE OF	Texas	)(

COUNTY OF	Harris	)(
          This instrument was acknowledged before me on the 31 day of March, 2000 by Ronald W. Metzger the duly authorized Vice President of Hydro Conduit Corporation, a Delaware corporation, on behalf of said corporation.

/s/Kimberly Guedry Lavern

Notary Public, State of
Printed Name:
Commission Expires:

4

FOSTER:

L. B. FOSTER COMPANY, a
Pennsylvania corporation

By:	/s/ Lee B. Foster

Name:	Lee B. Foster

Title:	Chairman & CEO

[CORPORATE SEAL]

THE STATE OF	PENNSYLVANIA	)(

COUNTY OF	ALLEGHENY	)(
          This instrument was acknowledged before me on the30th day of March, 2000 by LEE B. FOSTER, the duly authorized CHAIRMAN & CEO of L. B. Foster Company, a Pennsylvania corporation, on behalf of said corporation.

/s/ Linda J. Moore
Notary Public, State of PENNSYLVANIA
Printed Name: LINDA J. MOORE
Commission Expires: 8.20.01

This instrument prepared by and upon recording return to:

Sutherland Asbill & Brennan LLP 999 Peachtree Street, NE Atlanta, Georgia 30309-3996 Attn: Benjamin R. Tarbutton

5

Exhibit A
BEING A 65. 8325 ACRE (2,867,662 SQUARE FOOT) TRACT OF LAND COMPRISED OF FOUR (4) TRACTS OF LAND CONVEYED BY DEED TO L. B. FOSTER COMPANY, A CALLED 10.677 ACRE TRACT RECORDED UNDER CLERK’S FILE NUMBER (C. F. NO.) H495060, A CALLED 10.663 ACRE TRACT RECORDED UNDER C. F. NO. H089853, A CALLED 12.040 ACRE TRACT RECORDED UNDER C . F . NO. G750117, A CALLED 30.0638 ACRE TRACT RECORDED UNDER C. F. NO. H229843 AND A PORTION OF A CALLED 65.3930 ACRE TRACT RECORDED UNDER C. F. NO. H229843 OF THE OFFICIAL PUBLIC RECORDS OF REAL PROPERTY (O. P. R. R. P.) OF HARRIS COUNTY, TEXAS, ALL IN THE THOMAS HUBANKS SURVEY, ABSTRACT 370, CITY OF HOUSTON, HARRIS COUNTY, TEXAS.
COMMENCING: At a found 3/4 -inch iron pipe in the East line of Langfield Road being a 60-foot right-of-way marking the Southwest corner of Unrestricted Reserve “A”, West Little York Road Industrial Addition (York Addition) as recorded under Volume 264, Page 83, of the Harris County Map Records (HCMR) and marking the Northwest corner of a 20.7074 acre tract conveyed to the North American Islamic Trust, Inc., Trustee (Islamic) under C. F. No. R331957 of the O. P. R. R. P. of Harris County;
THENCE: South 88 deg 04 min 06 sec East, 1044.96 feet along the south line of the York Addition and the North line of the Islamic tract, to a found 5/8-inch iron rod for the most northerly northwest corner and POINT OF BEGINNING of the herein described tract, said corner also marking the Northeast corner of said Islamic tract;
THENCE: North 88 deg 04 min 06 sec East, 560.80 feet along the south line of the York Addition to a found 5/8-inch rod for corner in the West line of Yorkfield Road (Yorkfield) being a 60-foot right-of-way, said corner also marking the Southeast corner of Unrestricted Reserve “E” of said York Addition and the Northeast corner of Unrestricted Reserve “A” of the L. B. Foster Industrial Park (Foster Park) as recorded under Volume 309, Page 67, HCMR;
THENCE: South 02 deg 07 min 52 sec East, 8.14 feet along the West line of Yorkfield and East line of Reserve “A” in Foster Park, to a found 5/8-inch iron rod for corner, said corner lying in a curve to the left;
THENCE: Continuing along the West line of Yorkfield and the East line of Reserve “A” in Foster Park, around a curve to the left with a radius of 60.00 feet, subtending a central angle of

120 deg 00 min 00 sec and with an arc length of 125.66 feet, to a found 5/8-inch iron rod for corner;
THENCE: South 02 deg 07 min 52 sec East, 11.29 feet continuing along the West line of Yorkfield and East line of Reserve “A” in Foster Park, to a found 5/8-inch iron rod for corner, said corner marking the Southeast corner of Reserve “A” in Foster Park;
THENCE: North 87 deg 52 min 04 sec East, 60.00 feet along the South line of said Foster Park to a found 5/8-inch iron rod for corner in the East line of said Yorkfield, said corner also marking the Southwest corner of Unrestricted Reserve “B” of said Foster Park;
THENCE: North 02 deg 07 min 52 sec West, 11.29 feet along the East line of Yorkfield and West line of Reserve “B” in Foster Park, to a found 5/8-inch iron rod for corner and lying in a curve to the left;
THENCE: Continuing along the East line of Yorkfield and the West line of Reserve “B” in Foster Park, around a curve to the left with a radius of 60.00 feet, subtending a central angle of 120 deg 00 min 00 sec and with an arc length of 125.66 feet to a found 5/8-inch iron rod for corner;
THENCE: North 02 deg 07 min 52 sec West, 7.93 feet continuing along the East line of Yorkfield and the West line of Reserve “B” in Foster Park, to a found 5/8-inch iron rod lying in the South line of said York Addition, said corner marking the Northwest corner of Reserve “B” in Foster Park and the Southwest corner of Unrestricted Reserve “F” in said York Addition;
THENCE: North 88 deg 04 min 06 sec East along the South line of said York Addition 576 .79 feet to a found 5/8-inch iron rod for angle point;
THENCE: North 87 deg 53 min 30 sec East, 412.18 feet continuing along the South line of said York Addition, to a found 5/8-inch iron rod for the Northeast corner lying in the East line of the Thomas Hubanks Survey (Hubanks) and the west line of the A. G. Hollan Survey A – 346 (Hollan), said corner marking the Southeast corner of Unrestricted Reserve “H” York Addition and the Southeast corner of said York Addition, said corner also being in the West line of the Ditch Witch Subdivision (Ditch S/D) as recorded under Volume 346, Page 37, HCMR;
THENCE: South 01 deg 52 min 23 sec East, along the East line of Hubanks and West line of Hollan 1,467. 80 feet to a found 3/4 -inch galvanized iron pipe (G. I. P.), marking the Southeast corner;
THENCE: South 88 deg 08 min 04 sec West, 100.01 feet along the common line being the most southerly south line of said 12.040 acre tract and the north line of said 65. 3930 acre tract, to a found 5/8-inch iron rod, the point of curvature of a curve to the left;
THENCE: In a southwesterly direction around a curve to the left with a radius of 970.00 feet, subtending a central angle of 10 deg 00 min 00 sec, and with an arc length of 169.30 feet, to a set 5/8-inch iron rod, for a point of tangency;
THENCE: South 78 deg 08 min 04 sec West, 112.96 feet to a set 5/8-inch iron rod for the point of curvature of a curve to the right;
THENCE: In a southwesterly direction around a curve to the right with a radius of 1030.00 feet, subtending a central angle of 10 deg 00 min 00 sec and with an arc length of 179.77 feet to a set 5/8-inch iron rod for the point of tangency;
THENCE: South 88 deg 08 min 04 sec West, 2089.92 feet to a found 1-inch G. I. P. marking the southwest corner and lying in the east line of Langfield Road;
THENCE: North 01 deg 51 min 56 sec West, 50.00 feet along the east line of Langfield to a found PK Nail in asphalt pavement, an angle point being the northwest corner of said 65.3930 acre tract and the southwest corner of said 30.0638 acre tract;
THENCE: North 02 deg 07 min 10 sec West, 50.07 feet along the East line of Langfield to a found 5/8-inch iron rod for corner, said corner marking the Southwest corner of the residue of 25,758 acre tract as conveyed to MAK Development, Inc. (MAK) as recorded under C . F . No. P147040, O. P. R .R. P;
THENCE: North 88 deg 08 min 04 sec East, 400.00 feet along the South line of said MAK tract to a found 5/8-inch iron rod for corner, said corner marking the Southeast corner of said MAK tract;

THENCE: North 02 deg 08 min 24 sec West, 549.64 feet along the East line of said MAK tract to a found 5/8-inch iron rod for corner, said corner marking the Northeast corner of said MAK tract and lying in the South line of said Islamic tract;
THENCE: North 88 deg 05 min 57 sec East, 641.68 feet along the south line of said Islamic tract to a found 5/8-inch iron rod for corner, said corner marking the southeast corner of said Islamic tract;
THENCE: North 01 deg 53 min 22 sec West, 864.64 feet along the East line of said Islamic tract to the POINT OF BEGINNING and containing 65.8325 or 2,867,662 square feet of land, more or less.
9957CSR. LEI

Exhibit B
EASEMENT PARCEL
BEING A 5.2107 ACRE (226,979 SQUARE FOOT) TRACT OF LAND OUT OF THREE (3) TRACTS OF LAND CONVEYED BY DEED TO L. B. FOSTER COMPANY, A CALLED 12.040 ACRE TRACT RECORDED UNDER CLERK’S FILE NUMBER (C. F. NO.) G750117, A CALLED 30.0638 ACRE TRACT RECORDED UNDER C. F. NO. H229843 AND A CALLED 65.3930 ACRE TRACT RECORDED UNDER C. F. NO. H229843 OF THE OFFICIAL PUBLIC RECORDS OF REAL PROPERTY (0. P. R. R. P.) OF HARRIS COUNTY, TEXAS, ALL IN THE THOMAS HUBANKS SURVEY, ABSTRACT 370, CITY OF HOUSTON, HARRIS COUNTY, TEXAS,
COMMENCING: At a found 3/4 -inch iron pipe in the East line of Langfield Road being a 60-foot right-of-way marking the Southwest corner of Unrestricted Reserve “A”, West Little York Road Industrial Addition (York Addition) as recorded under Volume 264, Page 83, of the Harris County Map Records (H. C. M. R ) and marking the Northwest corner of a 20. 7074 acre tract conveyed to the North American Islamic Trust, Inc., Trustee (Islamic) under C. F. No. R331957 of the O. P. R. R. P of Harris County;
THENCE: Along the east line of Langfield Road, South 02 deg 07 min 10 sec East, a distance of 1413.47 feet to found 5/8–inch iron rod marking the southwest corner of the residue of a 25.758 acre tract as conveyed to MAK Development, Inc. (MAK) as recorded under C. F. No. P147040, O. P. R. R. P., the POINT OF BEGINNING and the northwest corner of the herein described tract;
THENCE: Along the south line of said MAK tract, North 88 deg 08 min 04 sec East, 400. 00 feet passing a 5/8-inch iron rod found for the southeast corner of said MAK tract, in all a distance of 1696.49 feet to an angle point;
THENCE: South 01 deg 51 min 56 sec East, 40.00 feet to an angle point;
THENCE: North 88 deg 08 min 04 sec East, 393.65 feet to a point of curvature of a curve to the left;
THENCE: In a northeasterly direction around a curve to the left with a radius of 970.00 feet, subtending a central angle of 10 deg 00 min 00 sec, and with an arc length of 169.30 feet, a point of tangency;
THENCE: North 78 deg 08 min 04 sec East, 112. 96 feet to a point of curvature of a curve to the right;
THENCE: In a northeasterly direction around a curve to the right with a radius of 1030.00 feet, subtending a central angle of 10 deg 00 min 00 sec and with an arc length of 179.77 feet, the point of tangency;
THENCE: North 88 deg 08 min 04 sec East, 100.01 feet to a point in the common line, being the east line of said 12.040 acre tract and the west line of Burlington Industrial District Section Two, a subdivision recorded in Volume 265, Page 69, H. C. M. R., the northeast corner of the herein described tract;
THENCE: Along said common line, South 01 deg 52 min 23 sec East, a distance of 60.00 feet to a 3/4–inch galvanized iron pipe (G. I. P.,) found for the northeast corner of said 65.3930 acre tract and the southeast corner of said 12.040 acre tract and the herein described tract;

THENCE: South 88 deg 08 min 04 sec West, 100.01 feet along the common line being the most southerly south line of said 12.040 acre tract and the north line of said 65.3930 acre tract, to a found 5/8–inch iron rod, the point of curvature of a curve to the left;
THENCE: In a southwesterly direction around a curve to the left with a radius of 970.00 feet, subtending a central angle of 10 deg 00 min 00 sec, and with an arc length of 169.30 feet, to a set 5/8–inch iron rod, for a point of tangency;
THENCE: South 78 deg 08 min 04 sec West, 112.96 feet to a set 5/8–inch iron rod for the point of curvature of a curve to the right;
THENCE: In a southwesterly direction around a curve to the right with a radius of 1030.00 feet, subtending a central angle of 10 deg 00 min 00 sec and with an arc length of 179.77 feet to a set 5/8–inch iron rod for the point of tangency;
THENCE: South 88 deg 08 min 04 sec West, 2089.92 feet to a found 1-inch G. I. P. marking the southwest corner and lying in the east line of Langfield Road;
THENCE: North 01 deg 51 min 56 sec West, 50.00 feet along the east line of Langfield to a found PK Nail in asphalt pavement, an angle point being the northwest corner of said 65.3930 acre tract and the southwest corner of said 30.0638 acre tract;
THENCE: North 02 deg 07 min 10 sec West, 50.07 feet, along the East line of Langfield to the POINT OF BEGINNING and containing 5.2107 or 226,979 square feet of land, more or less.
9957ESMT LEI

Exhibit C
REVERSIONARY PROPERTY
BEING A 3.6555 ACRE (159,233 SQUARE FOOT) TRACT OF LAND OUT OF THREE (3) TRACTS OF LAND CONVEYED BY DEED TO L. B. FOSTER COMPANY, A CALLED 12.040 ACRE TRACT RECORDED UNDER CLERK’S FILE NUMBER (C. F. NO.) G750117, A CALLED 30.0638 ACRE TRACT RECORDED UNDER C. F. NO. H229843 AND A CALLED 65.3930 ACRE TRACT RECORDED UNDER C. F. NO. H229843 OF THE OFFICIAL PUBLIC RECORDS OF REAL PROPERTY (O. P. R. R. P.) OF HARRIS COUNTY, TEXAS, ALL IN THE THOMAS HUBANKS SURVEY, ABSTRACT 370, CITY OF HOUSTON, HARRIS COUNTY, TEXAS
COMMENCING: At a found 3/4 -inch iron pipe in the East line of Langfield Road being a 60-foot right-of-way marking the Southwest corner of Unrestricted Reserve “A”, West Little York Road Industrial Addition (York Addition) as recorded under Volume 264, Page 83, of the Harris County Map Records (H. C. M. R. ) and marking the Northwest corner of a 20.7074 acre tract conveyed to the North American Islamic Trust, Inc. , Trustee (Islamic) under C.F. No. R331957 of the O. P. R. R. P of Harris County;
THENCE: Along the east line of Langfield Road, South 02 deg 07 min 10 sec East, 1413.47 feet passing a found 5/8-inch iron rod marking the southwest corner of the residue of a 25.758 acre tract as conveyed to MAK Development, Inc. (MAK) as recorded under C.F. No P147040, O. P. R. R. P., in all a distance of 1438 47 feet, the POINT OF BEGINNING and the northwest corner of the herein described tract;
THENCE: South 46 deg 59 min 33 sec East, 21.26 feet to an angle point;
THENCE: North 88 deg 08 min 04 sec East, 2074.97 feet to a point of curvature of a curve to the left;
THENCE: In a northeasterly direction around a curve to the left with a radius of 970.00 feet, subtending a central angle of 10 deg 00 min 00 sec, and with an arc length of 169 30 feet, a point of tangency;
THENCE: North 78 deg 08 min 04 sec East, 112.96 feet to a point of curvature of a curve to the right;
THENCE: In a northeasterly direction around a curve to the right with a radius of 1030 00 feet, subtending a central angle of 10 deg 00 min 00 sec and with an arc length of 179.77 feet, the point of tangency;
THENCE: North 88 deg 08 min 04 sec East, 100.01 feet to a point in the common line, being the east line of said 12.040 acre tract and the west line of Burlington Industrial District Section Two, a subdivision recorded in Volume 265, Page 69, H. C. M. R, the northeast corner of the herein described tract;
THENCE: Along said common line, South 01 deg 52 min 23 sec East, a distance of 60.00 feet to a 3/4-inch galvanized iron pipe (G. I. P) found for the northeast corner of said 65.3930 acre tract and the southeast corner of said 12.040 acre tract and the herein described tract;
THENCE: South 88 deg 08 min 04 sec West, 100.01 feet along the common line being the most southerly south line of said 12.040 acre tract and the north line of said 65.3930 acre tract, to a found 5/8-inch iron rod, the point of curvature of a curve to the left;

THENCE: In a southwesterly direction around a curve to the left with a radius of 970.00 feet, subtending a central angle of 10 deg 00 min 00 sec, and with an arc length of 169.30 feet, to a set 5/8-inch iron rod, for a point of tangency;
THENCE: South 78 deg 08 min 04 sec West, 112.96 feet to a set 5/8-inch iron rod for the point of curvature of a curve to the right;
THENCE: In a southwesterly direction around a curve to the right with a radius of 1030.00 feet, subtending a central angle of 10 deg 00 min 00 sec and with an arc length of 179.77 feet to a set 5/8-inch iron rod for the point of tangency;
THENCE: South 88 deg 08 min 04 sec West, 2089.92 feet to a found 1-inch G. I. P. marking the southwest corner and lying in the east line of Langfield Road;
THENCE: North 01 deg 51 min 56 sec West, 50.00 feet along the east line of Langfield to a found PK Nail in asphalt pavement, an angle point being the northwest corner of said 65.3930 acre tract and the southwest corner of said 30.0638 acre tract;
THENCE: North 02 deg 07 min 10 sec West, 25.07 feet along the East line of Langfield to the POINT OF BEGINNING and containing 3.6555 or 159,233 square feet of land, more or less.
9957ROAD; LEI

SCHEDULE 2.3
Example Rent Escalation and Adjustment Schedule

Example Rent Escalation and Adjustment
October 3, 2007

Initial Acreage	20.00	Acres
Base Monthly Rent	$1,000.00	Per Acre
Rent Escalation	3.00%	Annual Increase
Rent Adjustment	2.50%	Additional for the remaining Premises for each acre removed from the initial 20 acres.
Example A

		Monthly Rent					Extended Monthly Rent
Year	Acres	Base	Escalation	Sub-Total	Adjustment	Total	Adjustment	Total
1	20	$1,000.00		$1,000.00	$0.00	$1,000.00	$0.00	$20,000.00
2	20	$1,000.00	$30.00	$1,030.00	$0.00	$1,030.00	$0.00	$20,600.00
3	20	$1,030.00	$30.90	$1,060.90	$0.00	$1,060.90	$0.00	$21,218.00
4	20	$1,060.90	$31.83	$1,092.73	$0.00	$1,092.73	$0.00	$21,854.54
5	20	$1,092.73	$32.78	$1,125.51	$0.00	$1,125.51	$0.00	$22,510.18
6	20	$1,125.51	$33.77	$1,159.27	$0.00	$1,159.27	$0.00	$23,185.48
7	20	$1,159.27	$34.78	$1,194.05	$0.00	$1,194.05	$0.00	$23,881.05
8	20	$1,194.05	$35.82	$1,229.87	$0.00	$1,229.87	$0.00	$24,597.48
9	20	$1,229.87	$36.90	$1,266.77	$0.00	$1,266.77	$0.00	$25,335.40
10	20	$1,266.77	$38.00	$1,304.77	$0.00	$1,304.77	$0.00	$26,095.46
Example B

		Monthly Rent					Extended Monthly Rent
Year	Acres	Base	Escalation	Sub-Total	Adjustment	Total	Adjustment	Total
1	20	$1,000.00		$1,000.00	$0.00	$1,000.00	$0.00	$20,000.00
2	20	$1,000.00	$30.00	$1,030.00	$0.00	$1,030.00	$0.00	$20,600.00
3	12	$1,030.00	$30.90	$1,060.90	$212.18	$1,273.08	$2,546.16	$15,276.96
4	12	$1,060.90	$31.83	$1,092.73	$218.55	$1,311.27	$2,622.54	$15,735.27
5	12	$1,092.73	$32.78	$1,125.51	$225.10	$1,350.61	$2,701.22	$16,207.33
6	12	$1,125.51	$33.77	$1,159.27	$231.85	$1,391.13	$2,782.26	$16,693.55
7	12	$1,159.27	$34.78	$1,194.05	$238.81	$1,432.86	$2,865.73	$17,194.35
8	12	$1,194.05	$35.82	$1,229.87	$245.97	$1,475.85	$2,951.70	$17,710.18
9	12	$1,229.87	$36.90	$1,266.77	$253.35	$1,520.12	$3,040.25	$18,241.49
10	12	$1,266.77	$38.00	$1,304.77	$260.95	$1,565.73	$3,131.46	$18,788.73
Example C

		Monthly Rent					Extended Monthly Rent
Year	Acres	Base	Escalation	Sub-Total	Adjustment	Total	Adjustment	Total
1	20	$1,000.00		$1,000.00	$0.00	$1,000.00	$0.00	$20,000.00
2	20	$1,000.00	$30.00	$1,030.00	$0.00	$1,030.00	$0.00	$20,600.00
3	16	$1,030.00	$30.90	$1,060.90	$106.09	$1,166.99	$1,697.44	$18,671.84
4	16	$1,060.90	$31.83	$1,092.73	$109.27	$1,202.00	$1,748.36	$19,232.00
5	12	$1,092.73	$32.78	$1,125.51	$225.10	$1,350.61	$2,701.22	$16,207.33
6	12	$1,125.51	$33.77	$1,159.27	$231.85	$1,391.13	$2,782.26	$16,693.55
7	8	$1,159.27	$34.78	$1,194.05	$358.22	$1,552.27	$2,865.73	$12,418.14
8	8	$1,194.05	$35.82	$1,229.87	$368.96	$1,598.84	$2,951.70	$12,790.69
9	4	$1,229.87	$36.90	$1,266.77	$506.71	$1,773.48	$2,026.83	$7,093.91
10	4	$1,266.77	$38.00	$1,304.77	$521.91	$1,826.68	$2,087.64	$7,306.73